Exhibit 2.2

Purchase and Sale Agreement

By and Between

SND Operating, LLC,

SND ENERGY COMPANY, INC. and

TOPCAT ENERGY, LLC

as Seller

and

LINN ENERGY HOLDINGS, LLC

as Buyer

Executed on July 16, 2010

Effective Date: AUGUST 1, 2010

TABLE OF CONTENTS

ARTICLE 1	PURCHASE AND SALE	1
1.1	Purchase and Sale	1
1.2	The Assets	1
1.3	Excluded Assets	3
1.4	Effective Time	4
1.5	1031 Exchange	4
1.6	ETSDC Purchase Option	4

ARTICLE 2	PURCHASE PRICE	5
2.1	Purchase Price	5
2.2	Deposit	5
2.3	Allocation of the Purchase Price	5
2.4	Adjustments to Purchase Price	5

ARTICLE 3	BUYER’S INSPECTION	8
3.1	Access to the Records	8
3.2	Disclaimer	8
3.3	Physical Access to the Leases, Lands and Wells	8
3.4	Buyer’s Agents	9

ARTICLE 4	TITLE MATTERS	9
4.1	Definitions	9
4.2	Purchase Price Adjustments for Title Matters	12
4.3	Title Matters Dispute Resolution	13
4.4	Seller's Title	14
4.5	Casualty Loss	14

ARTICLE 5	ENVIRONMENTAL MATTERS	15
5.1	Environmental Review	15
5.2	Environmental Liabilities and Obligations	16
5.3	Contested Environmental Defects	18

ARTICLE 6	SELLER’S REPRESENTATIONS	18
6.1	Company Representations	18
6.2	Authorization and Enforceability	19
6.3	Liability for Brokers’ Fees	19
6.4	No Bankruptcy	19
6.5	Litigation	19
6.6	Compliance with Law	19
6.7	Contracts	19
6.8	Hydrocarbon Sales Contracts	19
6.9	Area of Mutual Interest and Other Agreements; Tax Partnerships	20
6.10	Imbalance Volumes	20
6.11	Property Expenses	20
6.12	Accuracy of Information	20

6.13	Permits	20
6.14	Outstanding Commitments, AFEs and Invoices	21
6.15	Taxes	21
6.16	Hedging Arrangements	23
6.17	Surface Use Agreements	23
6.18	Plugging and Abandonment Obligations	23
6.19	Preferential Rights and Required Consents	23
6.20	Equipment	25
6.21	Affiliate Transactions	25
6.22	Leases	25
6.23	Payout Balances	25
6.24	Condemnation	26
6.25	Plugging and Abandonment	26
6.26	Investment Company	25
6.27	Temporarily Abandoned Wells	26
6.28	Employee Matters	26
6.29	Affiliate Contracts	27
6.30	Interest in ETSDC	27
6.31	Credit Agreements and Related Liens	29

ARTICLE 7	BUYER’S REPRESENTATIONS	29
7.1	Company Representations	29
7.2	Enforceability	30
7.3	Liability for Brokers’ Fees	30
7.4	Litigation	30
7.5	Financial Resources	30
7.6	Buyer's Evaluation	30

ARTICLE 8	COVENANTS AND AGREEMENTS	31
8.1	Covenants and Agreements of Seller	31
8.2	Covenants and Agreements of Buyer	33
8.3	Confidentiality	33
8.4	Parties’ Efforts	34
8.5	Governmental Reviews	34
8.6	Letters-in-Lieu; Assignments; Operatorship	34
8.7	Isurance	35

ARTICLE 9	TAX MATTERS	35
9.1	Apportionment of Tax Liability	35
9.2	Tax Reports and Returns	35
9.3	Sales Taxes	36
9.4	Tax Allocation	36

ARTICLE 10	CONDITIONS PRECEDENT TO CLOSING	36
10.1	Seller’s Conditions Precedent	36
10.2	Buyer’s Conditions Precedent	37

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ARTICLE 11	RIGHT OF TERMINATION AND ABANDONMENT	37
11.1	Termination	37
11.2	Liabilities Upon Termination	38

ARTICLE 12	CLOSING	39
12.1	Date of Closing	39
12.2	Place of Closing	39
12.3	Closing Obligations	39

ARTICLE 13	POST-CLOSING OBLIGATIONS	40
13.1	Post-Closing Adjustments	40
13.2	Records	41
13.3	Further Assurances	41

ARTICLE 14	ASSUMPTION AND RETENTION OF OBLIGATIONS, INDEMNIFICATION AND LIMITATIONS	41
14.1	Buyer’s Assumption of Liabilities and Obligations	41
14.2	Seller’s Retention of Liabilities and Obligations	42
14.3	Suspended Funds	42
14.4	Proceeds and Invoices for Property Expenses Received After the Final Settlement Date	42
14.5	Indemnification	43
14.6	Procedure	44
14.7	Dispute Resolution	44
14.8	Reservation as to Non-Parties	45
14.9	Limitation on Damages	45

ARTICLE 15	MISCELLANEOUS	48
15.1	Expenses	48
15.2	Notices	48
15.3	Amendments/Waiver	49
15.4	Assignment	49
15.5	Announcements	49
15.6	Counterparts/Fax Signatures	49
15.7	Governing Law	50
15.8	Entire Agreement	50
15.9	Knowledge	50
15.10	Binding Effect	50
15.11	No Third-Party Beneficiaries	50
15.12	Severability	50
15.13	Interpretation	50
15.14	Change of Name	51
15.15	Schedules	51
15.16	References, Titles and Construction	51

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APPENDIX, EXHIBITS AND SCHEDULES

APPENDIX A	Defined Terms

EXHIBIT A-1	Leases and Lands
EXHIBIT A-2	Easements and Rights-of-Way
EXHIBIT B-1	WI/NRI
EXHIBIT B-2	Value Allocation
EXHIBIT C	Wells
EXHIBIT C-1	Camp and Bumpas disposal wells (Excluded Asset)
EXHIBIT D	Contracts
EXHIBIT E	Plugging and Abandonment Obligations
EXHIBIT F	[Intentionally Omitted]
EXHIBIT G	Assignment, Bill of Sale and Conveyance
EXHIBIT H	Buyer’s Certificate
EXHIBIT I	Seller’s Certificate
EXHIBIT J	FIRPTA Certificate
EXHIBIT K	Bonds, etc. to be Replaced at Closing
EXHIBIT L	Transition Services Agreement
EXHIBIT M	Final Settlement Statement Template

Schedule 6.5	Pending Litigation
Schedule 6.6	Compliance with Law
Schedule 6.7(a)	List of Contracts
Schedule 6.7(b)	Nonpayment of Contracts
Schedule 6.8	Hydrocarbon Sales Contracts
Schedule 6.9	AMIs
Schedule 6.14	List of AFEs and Invoices
Schedule 6.19	Preferential Purchase Rights
Schedule 6.21	Affiliate Agreements
Schedule 6.22	Possible Expired Leases / Required Drilling Operations
Schedule 6.23	Payout Balances
Schedule 6.28D	Employee Matters
Schedule 9.4	Tax Allocation

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated July 16, 2010, is by and between SND OPERATING, LLC, a Texas limited liability company, SND ENERGY COMPANY, INC., a Texas corporation and TOPCAT ENERGY, LLC, a Texas limited liability company (collectively, “Seller”), and LINN ENERGY HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A attached hereto.  Seller and Buyer sometimes are referred to in this Agreement in the singular as a “Party” or collectively as the “Parties”.

RECITALS

A.           Seller owns and desires to sell all of its interests in certain oil and gas properties located in East Texas, all as more particularly described in Section 1.2 below.

B.           Buyer desires to purchase all of Seller’s interest in the Assets pursuant to the terms of this Agreement.

C.           To accomplish the foregoing, the Parties wish to enter into this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1           Purchase and Sale.

Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in the Assets as set forth below, all pursuant to the terms of this Agreement.

1.2           The Assets.

As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following, excluding however the Excluded Assets (as defined below):

A.          The oil, gas and/or mineral leases and fee mineral interests specifically described in Exhibit A-1 (the “Leases”), including without limitation all leasehold estates and interests, all royalty, overriding royalty, production payment, reversionary, net profit, contractual working interests and other similar rights and estates therein, the lands described in Exhibit A-1 (the “Lands”) and the Hydrocarbons  attributable to the Leases or Lands, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof and all Hydrocarbons produced from the pool or unit allocated to any such Lands or Leases;

PSA – SND EAST TEXAS PROPERTIES

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B.           Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the Lands described on Exhibit A-1 hereto or described in any of the Leases or other instruments described on such Exhibit A-1 even though Seller's interest therein may be incorrectly described in, or omitted from, such Exhibit A-1, including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover the Lands;

C.           The wells specifically described in Exhibit C (the “Wells”), together with all other oil and gas wells and all water, injection and disposal wells (save and except the Camp and Bumpas disposal wells as described on Exhibit “C-1”) on the Lands or on lands pooled, communitized or unitized therewith, whether producing, shut-in or temporarily abandoned, and all personal property, equipment, fixtures, improvements, permits, water discharge permits, gathering lines, rights-of-way and easements (including without limitation the rights-of-way and easements described on Exhibit A-2) located on the Lands or used in connection with the production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1.2 A.;

D.           The unitization agreements, surface use agreements, operating agreements and unit operating agreements and all other such agreements relating to the properties and interests described in Sections 1.2 A.  and to the production of Hydrocarbons, if any, specifically attributable to said properties and interests, which are listed in Exhibit D (the “Contracts”) but excluding any contracts, agreements or instruments to the extent transfer would result in a violation of applicable law or is subject to a Required Consent that is not waived by Buyer or obtained or otherwise satisfied by Seller;

E.           All existing and effective sales, purchase, exchange, gathering, compressor rental and service agreements and other contracts, agreements and instruments which specifically relate, and only insofar as they relate, to the properties and interests listed in Sections 1.2 A. and B, and including those which are described in Exhibit D;

F.           20% ownership interest in the ETSDC as evidenced by the ETSDC Shares;

G.           Seller’s field offices situated in Longview and Kilgore, Texas and the surface / building leases associated therewith (the “Field Offices”)  The Assets do not include any (i) vehicles, (ii) furniture, computers, office equipment and other furnishings situated within the Field Offices or (iii) contents of  the yards surrounding the Field Offices unless such contents were purchased specifically for an identified Well or Lease.

H.           All original files, records and data, including without limitation lease and well files, abstracts, title reports, memoranda and opinions, production revenue and expense ledgers and summaries, and seismic data, relating to the items described in Sections 1.2 A. through 1.2 F. maintained by Seller, including all electronic data files, but excluding (i) Seller’s company files, financial records, and tax related records to the extent not relevant to the Assets, and (ii) records and data to the extent transfer thereof is prohibited by unaffiliated third party contractual restrictions on transfer and which records and data are not material to the operation of any of the Wells or Leases (the “Records”).  To the extent that any of the Records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its own risk.

1.3           Excluded Assets.

Seller is selling its interest in the Assets, but is not selling and is retaining its interest in and to the Excluded Assets.  As used herein, the term “Excluded Assets” refers to all of Seller’s right, title, and interest in and to the following:

A.          All company records and files, including tax related records, to the extent not related to the Assets and any copies of the Records that Seller chooses to retain;

B.          All deposits, cash, checks, funds and accounts receivable attributable to Seller’s interest in the Assets with respect to any period prior to the Effective Time;

C.          Claims and causes of action described in Schedule 6.5

D.          All receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of the adjustments to the Purchase Price pursuant to Section 2.4 and 13.1;

E.           Claims of Seller for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time and (ii) Taxes attributable to the Excluded Assets;

F.           Seller’s insurance contracts and claims (only insofar as benefits pertain to matters transpiring before the Effective Time), area-wide bonds, permits and licenses or other permits, licenses, or authorizations used in the conduct of Seller’s business generally;

G.           After the Transition Services Period, any logo, service mark, copyright, trade name or trademark of or associated with Seller or any of its affiliates or any business or division of Seller or any of its affiliates;

H.           Any Asset excluded from this Agreement pursuant to Sections 4.2B, 5.2C, 6.19A and 6.19B of this Agreement, together with the pro rata share of all Hydrocarbons associated therewith and all other assets attributable or appurtenant thereto;

I.           The Camp and Bumpas disposal wells and all associated surface ownership rights necessary for the operation of such disposal wells.

1.4           Effective Time.

The purchase and sale of the Assets shall be effective as of August 1, 2010, at 7:00 a.m. local time at the location of the Assets (the “Effective Time”).

1.5           1031 Exchange.

Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) to accomplish this Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Code.  Buyer reserves the right, at or prior to Closing, to assign its rights under this Agreement and all or a portion of the 1031 Assets to a QI.  If Seller or Buyer so elects, Seller or Buyer may assign its rights under this Agreement to the applicable 1031 Assets to the QI.  Each Party hereby (i) consents to the other Party’s assignment of its rights in this Agreement with respect to the applicable 1031 Assets, and (ii) if such an assignment is made by Seller, Buyer agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller.  Each Party agrees to take all actions reasonably required of it, including, but not limited to, executing and delivering documents, to permit the other Party to effect the exchange described in this Section.  The Parties acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to the other Party or expand any liabilities or obligations of the other Party under this Agreement.  Neither Party represents to the other that any particular tax treatment will be given to the other Party as a result of the Like-Kind Exchange.  Neither Party shall be obligated to pay any additional costs or incur any additional obligations under this Agreement if such costs are the result of the other Party’s Like-Kind Exchange, and each Party shall hold harmless and indemnify the other Party from and against all Losses, if any, resulting from such a Like-Kind Exchange.

1.6           ETSDC Purchase Option.

Anything appearing elsewhere throughout this Agreement to the contrary notwithstanding, the Parties agree that the acquisition rights herein granted by Seller to Buyer insofar as pertains to the 20% ownership interest in ETSDC as evidenced by the ETSDC Shares is an option to purchase on the part of Buyer, not an obligation to purchase.  Seller agrees timely to provide Buyer copies of all documents relative to ETSDC which are in Seller’s possession.  Further Seller agrees timely to cooperate with Buyer in order to assist Buyer in gaining access to all documents and information relative to ETSDC to which Seller has a right to receive or to gain access.  On or before September 15, 2010 Buyer will cause to be delivered to Seller written notice as to whether or not Buyer elects to exercise its option to acquire the ETSDC Shares.  If Buyer elects to acquire the ETSDC Shares then all other terms and provisions of this Agreement pertaining to the ETSDC Shares shall be applicable.  If Buyer elects not to purchase the ETSDC Shares then (a) the 20% ownership interest in ETSDC as evidenced by the ETSDC Shares shall be eliminated as an Asset, (b) all references, terms and provisions relative to the ETSDC interest and / or the ETSDC Shares shall be deemed removed from this Agreement, and (c) the Purchase Price shall be reduced by the Allocated Value of the ETSDC Shares.  Failure of Buyer to cause to be delivered to Seller written notice of Buyer exercising its option to purchase the ETSDC Shares will be deemed an election by Buyer not to exercise its purchase option.

ARTICLE 2
PURCHASE PRICE

2.1           Purchase Price.

The purchase price for the Assets shall be Ninety Five Million Dollars ($95,000,000) (the “Purchase Price”).  At Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to Section 2.4, 4.2 and as otherwise provided in this Agreement..

2.2           Deposit.

Contemporaneously with the execution of this Agreement, Buyer shall pay a cash earnest money deposit in the total amount of Nine Million Two Hundred Thousand Dollars ($9,200,000.00) (the “Deposit”) to an account designated in writing by Seller.  The Deposit shall be interest bearing and applied against the Purchase Price in accordance with Section 2.4 if the Closing occurs or shall be otherwise distributed in accordance with Article 11 of this Agreement.

2.3           Allocation of the Purchase Price.

Buyer and Seller have allocated the Purchase Price among the Assets as set forth on Exhibit B.  The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset.

2.4            Adjustments to Purchase Price.

All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards, and (iii) without duplication.

A.           Settlement Statements.  The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller, submitted to Buyer on or before five business days prior to Closing, for Buyer’s comment and review.  The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations.  The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section using reasonable estimates as agreed to by the Parties if actual numbers are not available.  If Buyer has any questions or disagreements regarding the Preliminary Settlement Statement, Buyer may contact Seller at least two business days prior to the Closing, and in such case Seller and Buyer shall in good faith attempt to resolve any disagreements, and Seller shall afford Buyer the opportunity to examine the Preliminary Settlement Statement and such supporting schedules, analyses, workpapers, including the audit workpapers and other underlying records or documentation, on which the Preliminary Settlement Statement is based or from which the Preliminary Settlement Statement is derived as are reasonably requested by Buyer.  If Buyer and Seller agree on changes to the Closing Amount based on such discussions, then the Purchase Price shall be paid at Closing based on such changes.  If Buyer and Seller do not agree on changes to the Closing Amount, then the Purchase Price shall be paid at Closing based on the amounts set forth in the Preliminary Settlement

Statement.  After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 13.1.

B.           Property Expenses.  For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question. If an operating or other agreement is not in place with respect to any Asset for which Seller or its affiliates is acting as operator, then to compensate Seller for administrative overhead expenses associated with conducting operations of any such Asset, an administrative overhead fee of $400 per month per operated well shall be deemed paid by Seller and shall be charged and allocated to such Asset as “Property Expenses”.

C.           Effective Time; Apportionment of Property Expenses and Revenues.  Buyer and Seller agree that all revenues, costs and expenses (both operating and capital), including Property Expenses related to the Assets will be apportioned between Buyer and Seller as of the Effective Time.  Accordingly, (i) Seller shall be entitled to any production revenues or other amounts realized from and accruing to the Assets before the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, royalties, overriding royalties, lease rental and maintenance costs and leasehold payments attributable to the Assets before the Effective Time; and (ii) Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Assets at or after the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, royalties, overriding royalties, lease rental and maintenance costs and leasehold payments attributable to the Assets at or after the Effective Time.  For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.4, (i) liquid hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.

D.          Upward Adjustments.  The Purchase Price shall be adjusted upward by the following:

1.          An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by the Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Time;

2.          An amount equal to all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, incurred and paid by Seller at or after the Effective Time;

3.          To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets at or after the Effective Time that were paid by or on behalf of Seller, including without limitation, prepaid drilling and/or completion costs and prepaid utility charges;

4.          An amount equal to the value (net of applicable Taxes) of Seller’s share of all Hydrocarbons in storage tanks above the pipeline interconnect at the Effective Time to be calculated as follows:  The value shall be the product of (i) the volume in each storage tank (attributable to Seller’s interest) as of the Effective Time as shown by the actual gauging reports, multiplied by (ii) the price actually received for July 2010 production under the applicable marketing contract if the Hydrocarbons in question had been sold; provided, however, that the adjustment contemplated by this subsection shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable Hydrocarbons in the storage tanks;

5.          Any amount equal to the value of Additional Interest pursuant to subsection 4.2 C.

6.          Any other amount agreed to by Buyer and Seller.

7.          Ninety Five Thousand Dollars ($95,000) per month calculated from the Effective Time to the Closing Date as agreed reimbursement to Seller for overhead costs incurred by Seller during such period related to management of the Assets.

E.           Downward Adjustments.  The Purchase Price shall be adjusted downward by the following:

1.          Proceeds received and retained by Seller (net of applicable Taxes and royalties) that are attributable to production from the Assets at or after the Effective Time;

2.          The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that remain unpaid by Seller, or that have been paid by Buyer, that are attributable to the period prior to the Effective Time;

3.          An amount equal to adjustments for Title Defects, Environmental Defects, Casualty Losses and Exclusion Adjustments, and other adjustments as set forth in this Agreement;

4.          The amount of the Deposit plus simple interest as earned thereon for the period of time beginning on the date hereof and ending on the Closing Date;

5.          Any other amount agreed to by Buyer and Seller;

6.          Any amounts received by Seller from sales of property pursuant to Section 8.1.B.10(iii); and

7.          The amount of any suspended funds Buyer assumes responsibility for pursuant to Section 14.3.

ARTICLE 3
BUYER’S INSPECTION

3.1           Access to the Records.

Prior to Closing and subject to Section 8.3, Seller will make the Records available to Buyer for inspection, copying, and review at Seller’s offices during normal business hours to permit Buyer to perform its due diligence review.  Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire.  Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party.  Nothing in this Agreement shall be construed to permit Buyer or its representatives to have access to any records relating to any bids or offers received by Seller for the sale of the Assets or access to any records protected by the attorney-client privilege or that would otherwise violate any legal obligation of Seller and all such bids, offers and legally privileged information shall be the sole property of Seller.

3.2           Disclaimer.

Except for the representations contained in this Agreement, Seller makes no representation of any kind as to the Assets (including, without limitation, the Records or any information contained therein).  Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

3.3           Physical Access to the Leases, Lands and Wells.

Upon reasonable notice and during reasonable business hours, Seller agrees to grant Buyer physical access to the Leases, Lands and Wells to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Leases, Lands and Wells.  In connection with any such on-site inspections and assessments, Buyer agrees not to interfere with the normal operation of the Leases and Wells and agrees to comply with all operational and safety requirements of the operators of the Wells.  If Buyer or its agents prepare an environmental assessment of any Leases, Lands or Wells, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller.  Such information shall be held confidential but may be disclosed to Buyer or Buyer’s affiliates, attorneys, officers, employees and consultants used in Buyer’s evaluation of Seller’s properties and to potential lenders, investors, or joint venture partners facilitating Buyer’s purchase hereunder.  Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process, order, regulation, or rule, or (ii) generally available to the public through no fault of Buyer, or (iii) acquired from third parties not known by Buyer to have confidentiality obligations to Seller.  In connection with granting such access, Buyer waives, releases and agrees to indemnify Seller, and its respective directors, officers, shareholders, employees, agents and representatives against all claims for injury to, or death of, persons or for damage to property arising as a result of any act or omission committed by Buyer or its employees, agents, contractors or representatives in conducting Buyer’s on site inspections and environmental assessments of the Leases, Lands and Wells, unless or to the extent that any such claim or damage is due to the negligence or willful misconduct of Seller.  This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

3.4           Buyer’s Agents.

To the extent that Buyer uses agents to conduct its due diligence activities, either in Seller’s offices or on the Lands, Buyer agrees to (i) make such agents aware of the terms and conditions set forth in this Article 3 and the confidentiality provisions of Article 8, and (ii) ensure that such agents agree to be bound by the terms of this Article 3 and the confidentiality provisions of Article 8.

ARTICLE 4
TITLE MATTERS

4.1           Definitions

A.          Defensible Title.  The term “Defensible Title” means such title to the Assets that, subject to and except for Permitted Encumbrances:  (i) entitles Seller to receive not less than the net revenue interest set forth on Exhibit B for each Well or undeveloped location listed on Exhibit B (“NRI”) and, if the NRI for any well or undeveloped location is listed as both “BPO” and “APO,” not less than the BPO NRI prior to the applicable payout event, and not less than the APO NRI after the applicable payout event; (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from each Well or undeveloped location in an amount not greater than the working interest set forth in Exhibit B (“WI”); (iii) is not subject to reduction by virtue of the exercise by any third party or automatic effectuation of a reversionary interest, back-in or similar right except as scheduled in Exhibit B; (iv) is free and clear of mortgages, encumbrances, liens, and delinquent Taxes; and (v) defects or conditions that would create a material impairment of use or loss of interest in the affected Asset.  If a formation in a Well is not listed on Exhibit B, then the Allocated Value for such formation is zero.

B.           Permitted Encumbrances.  The term “Permitted Encumbrances” shall mean:

1.           lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the represented NRI or increase Seller’s working interest without a corresponding increase in the NRI;

2.           liens for current Taxes or assessments not yet delinquent;

3.           all rights to consent by, required notices to, filings with, or other actions by federal, state, or local governmental bodies, in connection with the conveyance of the applicable Asset if the same are not required prior to such conveyance;

4.           rights of reassignment upon the surrender or expiration of any Lease;

5.           the terms and conditions of all contracts and agreements relating to the Assets, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farm-ins, farm-outs, operating agreements, area of mutual interest agreements, and right-of-way agreements to the extent disclosed on Exhibit D and to the extent such do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset;

6.           easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto so long as the same do not individually or in the aggregate materially interfere with the operation of the affected Asset as has been conducted in the past and do not materially affect the value thereof;

7.           undetermined or inchoate liens, materialmen’s, mechanics’, operators’, repairman’s, contractor’s or other similar liens, security interests or charges for liquidated amounts, arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

8.           all agreements and obligations relating to imbalances with respect to the production, gathering, transportation or processing of gas;

9.           any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived by Buyer;

10.           rights reserved to or vested in any governmental authority to control or regulate any of the Wells or other properties included in the Assets and all applicable laws, rules, regulations and orders of such authorities so long as the same do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset; and

11.           the liens represented by the Deeds of Trust, recordable releases of which will be delivered by Seller to Buyer at Closing.

C.           Title Defect.  The term “Title Defect” means any lien, encumbrance, claim, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the Seller’s title to the Asset less than Defensible Title.  Notwithstanding the foregoing, the following shall not be considered Title Defects:

1.           defects in the chain of title more than twenty five (25) years in the past, or beyond any applicable statute of limitations period, whichever is longer, that would generally be waived by a prudent purchaser of oil and gas properties in the area, unless Buyer provides reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant Asset;

2.           defects arising out of a lack of corporate or other entity authorization that would generally be waived by a prudent purchaser of oil and gas properties in the area unless Buyer provides affirmative written evidence that the action was not authorized and results in another party claiming title to the Asset; and

3.           defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription; and

D.           Title Defect Value. “Title Defect Value” means the amount by which the Allocated Value of an Asset has been reduced by a Title Defect.  In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the Title Defect.  The Title Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

1.           If the Title Defect is a lien or encumbrance on the Asset created by, through or under Seller, the Title Defect Value shall be an amount sufficient to discharge such lien or encumbrance.

2.           If the Title Defect is an actual reduction in NRI, an increase in the WI without a corresponding increase in the NRI, or any other matter that does not fall within the matters described in Subsection 4.1.D.1., then the Buyer will rerun its economic valuation calculation that resulted in the Allocated Value for the affected portion of the Assets using the same economic and engineering criteria except as changed to accommodate the Title Defect to calculate the impact on the Allocated Value for the affected Asset.  This revised calculation of the Allocated Value will be presented to Seller and the Title Defect Value shall be determined by such calculation, subject to such reasonable objection as Seller may have to the methodology used in running such calculation.

3.           If the Title Defect is not effective or does not affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

4.          The Title Defect Value with respect to any property shall be determined without duplication of any costs or losses included in another Title Defect Value thereunder.  For example, but without limitation, if a lien affects more than one property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another property, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the properties so affected (in the ratios of the respective portions of the Purchase Price allocated to such properties) and the amount so allocated to a property shall be included only once in the Title Defect Value therefor.

5.          If a Title Defect affects only a portion of a property (as contrasted with an undivided interest in the entirety of such property) and a portion of the Purchase Price has not been allocated specifically to such portion of a property in the Allocated Value, then for the purposes of computing the Title Defect Value, the portion of the Purchase Price allocated to such property shall be further allocated among the portions of such property in the proportion that the net acreage (or net acre feet, as appropriate) of such property affected by such Title Defect bears to the net acreage (or net acre feet, as appropriate) in the entire property.  In the event such property is subject to a unitization agreement, the foregoing allocation shall be made in a manner which is consistent with the allocation of production or productive acreage in such unitization agreement.

4.2           Purchase Price Adjustments for Title Matters.

A.          Notices of Title Defects.  Buyer shall give Seller a written “Title Defects Notice” as soon as possible but no later than 5:00 p.m. Dallas, Texas time on September 21, 2010 or ten (10) days prior to the Closing, as applicable (the “Title Defect Date”).  To be effective, each Title Defect Notice must be in writing and must satisfy the following conditions precedent:  (i) name the affected Asset; (ii) describe each Title Defect in reasonable detail; (iii) describe the basis for each Title Defect; (iv) attach Supporting Documentation; (v) state the Allocated Value of the affected Asset; (vi) state Buyer’s good faith estimate of the Title Defect Value; (vii) set forth the computations, upon which Buyer’s estimate is based; and (viii) each Title Defect must be equal to or greater than $25,000.00 in value net to Seller’s interest.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to give Seller at least once every two (2) weeks, commencing on the fourteenth (14th) day following the date of this Agreement until the Title Defect Date a notice of any Title Defect, which may be preliminary in nature and supplemented prior to or on the Title Defect Date, discovered during such two (2) week period.

B.           Downward Defect Adjustments.

1.           If an Asset is affected by a Title Defect, the Purchase Price will be reduced as set forth below and elsewhere in this Agreement, unless:  (i) Seller elects to cure and actually does cure the Title Defect prior to Closing to Buyer’s reasonable satisfaction; (ii) Buyer agrees to waive the relevant Title Defect; (iii) Seller elects on or before Closing to cure such Title Defect no later than 60 days after Closing (the “Post-Closing Cure Period”), (iv) Seller, with Buyer’s consent, which Buyer may withhold in its sole discretion, elects on or before Closing to indemnify Buyer against any Loss (as defined below) attributable to the relevant Title Defect; or (v) Seller elects on or before Closing or at the conclusion of the Post-Closing Cure Period to exclude the affected portion of the Asset from the Transaction and reduce the Purchase Price accordingly.  Seller’s option as provided in subpart (v) in the preceding sentence shall be available only in instances in which Seller is unable to cure the applicable Title Defect after having made commercially reasonable efforts to do so, and upon request of Buyer, providing evidence to Buyer of such efforts.  All such elections made by Seller shall be communicated to Buyer in writing within four (4) business days after the Title Defect Date.  In the event Seller elects option (v) as to any portion of the Assets, Buyer may, within five (5) business days after Seller’s notification, agree to waive the relevant Title Defect in lieu thereof.

2.           The Purchase Price shall be adjusted downward for Title Defects only if the sum of (i) the aggregate value of all Title Defects less the aggregate value of all Additional Interests (as hereinafter defined) and (ii) the aggregate value of all Environmental Defects exceeds the Defect Threshold (any reduction in the Purchase Price pursuant to this

Section shall be in conjunction with the reduction in the Purchase Price in Section 5.2C and Buyer shall not be entitled to duplicative reductions to the Purchase Price under either Section).  If the sum of (i) the aggregate value of all Title Defects less the aggregate value of all Additional Interests (as hereinafter defined) and (ii) the aggregate value of all Environmental Defects does not exceed the Defect Threshold, there shall be no adjustment to the Purchase Price, and Buyer will be deemed to have (i) accepted title to the Assets “AS IS WHERE IS,” and (ii) waived its right to assert any objection to title to the Assets.

3.           If Seller elects to cure the relevant Title Defect post-Closing, Seller shall do so before the end of the Post-Closing Cure Period, and the Parties shall proceed as provided in this Section.  If the Title Defect Value is equal to the Allocated Value of the affected Asset (the “Affected Asset”), Seller shall withhold the Affected Asset from the Conveyance as delivered to Buyer at Closing  and Buyer shall deposit the Allocated Value of the Affected Asset in an escrow account established by Buyer and Seller with the Escrow Agent.  If the Title Defect Value is less than the Allocated Value of the affected Asset, Seller shall assign the Asset to Buyer on the Closing Date, Buyer shall deposit the Title Defect Value in the escrow account, and the Purchase Price payable by Buyer to Seller on the Closing Date shall be adjusted downward by the Title Defect Value deposited by Buyer into the escrow account.  If Seller cures the relevant Title Defect to Buyer’s reasonable satisfaction within the Post-Closing Cure Period, the Escrow Agent shall  deliver to Seller the Allocated Value of the Affected Asset, adjusted as set forth in Section 2.4 and, if relevant at that time, Section 13.1, or the Title Defect Value, as applicable, and Seller shall deliver to Buyer a recordable assignment of the Affected Asset (if the Affected Asset was excluded from the Conveyance delivered to Buyer at Closing. If Seller does not cure the relevant Title Defect to Buyer’s reasonable satisfaction within the Post-Closing Cure Period, the Purchase Price shall be adjusted as set forth in Section 4.2.B.2., and the Parties shall instruct the Escrow Agent to deliver the Allocated Value or the Title Defect Value, as applicable, of the Affected Asset to Buyer.  Interest accruing on any escrowed funds shall be distributed to each of the Parties in proportion to the amount of the Allocated Value distributed to such Party.

C.           Upward Defect Adjustments.  If Buyer or Seller discover additional interests in the Leases, Wells or undeveloped locations that are listed in Exhibit A-1, Exhibit B-1, and Exhibit B-2, including any interest that entitles Seller to receive more than the NRI set forth in Exhibit B-1 or obligates Seller to bear costs and expenses in an amount less than the WI set forth in Exhibit B-1 without a corresponding reduction in Seller’s NRI, and the value of any such additional interest is greater than $25,000, the discovering party shall promptly notify the other Party of such interest (the “Additional Interest”).   The Party who discovers the Additional Interest shall give the other Party written notice of the Additional Interest as soon as possible, but in no event later than the Title Defect Date.  This notice shall be in writing and shall include (i) a description of each Additional Interest, (ii) the basis for each Additional Interest, and supporting documentation with respect thereto, (iii) the Allocated Value of the Lease, Well or undeveloped location affected by the Additional Interest, and (iv) the value of the Additional Interest or the amount by which the notifying Party believes the Allocated Value of the Lease, Well or undeveloped location has been increased by the Additional Interest and the computations upon which such Party’s belief is based.  The value of the Additional Interest shall be determined by the parties in good faith taking into account all relevant factors.

4.3           Title Matters Dispute Resolution.

In the event the Parties cannot in good faith resolve a dispute involving title matters, the Parties shall resolve such dispute pursuant to the terms of this Section.  The Parties agree to submit all disputes concerning title matters regarding (i) the existence and scope of a Title Defect, (ii) the Title Defect Value of that portion of the Asset affected by a Title Defect or (iii) the adequacy of Seller’s Title Defect curative materials, to binding arbitration in Houston, Texas, such arbitration to be conducted as follows.  The arbitration proceeding shall be submitted to a neutral arbitrator approved by each of the Parties who is an attorney licensed in Texas with at least 15 years experience in preparing oil and gas title opinions involving properties in the regional area where the Assets are located (the “Title Arbitrator”).  The arbitration proceeding shall be conducted by the American Arbitration Association in accordance with its commercial rules, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure.  The arbitration shall be governed by Texas law and shall be held in Houston, Texas.  The Parties shall submit written materials to the Title Arbitrator within 10 days of the selection of such arbitrator explaining their position regarding the title dispute.  The Title Arbitrator shall conduct a hearing, if necessary, no later than 30 days after the selection of such arbitrator, and the Title Arbitrator shall render a written decision within 15 days of the hearing or, if no hearing is conducted, not later than 45 days after such arbitrator is selected.  At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the Title Arbitrator shall consider any evidence and testimony that such arbitrator determines to be relevant, in accordance with procedures that such arbitrator determines to be appropriate.  The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.  Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Title Arbitrator shall be borne 50% by the Seller and 50% by the Buyer.

4.4           Seller’s Title.

From the date of this Agreement until Closing and without prejudice to Buyer’s right to allege a Title Defect under this Agreement, Seller represents and warrants to Buyer that Seller's title to the Wells and Units and other locations shown on Exhibits A-1 and C as of the Effective Time is Defensible Title as defined in this Agreement.

The conveyance to be delivered by Seller to Buyer shall be substantially in the form of Exhibit G hereto (the "Conveyance") and contain a special warranty of title by, through and under Seller and its Affiliates to the Leases, Wells and Units, but shall otherwise be without warranty of title, express, implied or statutory, except that such  Conveyance shall transfer to Buyer all rights or actions on title warranties given or made by Seller's predecessors (other than Affiliates of Seller), to the extent Seller may legally transfer such rights.  Upon and after Closing the special warranty of title contained in the Conveyance will be Buyer’s sole recourse and exclusive remedy against Sellers insofar as concerns Title Defects or other title irregularities or title deficiencies.

4.5           Casualty Loss.

After the Effective Time and prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain, (with such event being a “Casualty Loss”) to the extent that the estimated cost of repair or replacement shall exceed five percent (5%) of the Purchase Price, Buyer may, by written notice to Seller, terminate this Agreement and receive the return of the Deposit.  In the event of a lesser casualty, or if Buyer does not exercise its right to terminate, Buyer shall purchase such Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility).  Notwithstanding the foregoing, at its sole option, Seller may elect (i) to designate such Asset as an Excluded Asset so long as the Purchase Price is reduced by the Allocated Value of such Asset or (ii) to cure such Casualty Loss.  If Seller elects to exclude such Asset, then Buyer may, within five (5) business days after Seller’s notification, elect to waive the Casualty Loss and acquire such Asset with no reduction in the Purchase Price.  If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility and Seller shall be entitled to keep all associated insurance proceeds, if any.  If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price adjustment for such Casualty Loss.  In no event shall the watering out of a well, casing collapse, sand infiltration, breakage of equipment or other change in the condition of an Asset through normal depletion constitute a Casualty Loss.

ARTICLE 5
ENVIRONMENTAL MATTERS

The provisions of this Article apply only to the environmental matters associated with the Assets.

5.1           Environmental Review.

A.           Environmental Access.  Prior to the Closing, subject to the restrictions contained in this Agreement and any required consent or waiver of any third person, Seller shall (i) permit Buyer and representatives of Buyer and its lenders to have reasonable access and at reasonable times in the Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s environmental files and records in Seller’s possession relating to the Assets insofar as Seller may do so without waiving any attorney/client work product or like privilege, and (ii) permit Buyer and the Environmental Consultant to have reasonable access to the Assets for the purpose of allowing Buyer and the Environmental Consultant to visually and/or physically inspect and/or audit, the Assets for any Environmental Defects (collectively, “Buyer’s Environmental Review”), all at Buyer’s sole risk, cost and expense.

B.           Conduct of Review.    No third person, other than the Environmental Consultant and Buyer’s employees, may conduct Buyer’s Environmental Review.    Seller shall have the right to be present during any inspection (including Buyer’s Environmental Review) of the Assets and shall have the right, at its option and expense, to split samples with Buyer.  If Buyer intends to conduct or cause to be conducted a Phase II inspection (“Extra Environmental Review”), then prior to conducting such Extra Environmental Review Buyer will furnish Seller with a written proposed scope of Buyer’s Extra Environmental Review, including a description of the activities to be conducted and the locations of such activities.  Buyer shall not commence any activity proposed to be included in Buyer’s Extra Environmental Review unless and until such activity (including the location thereof) has been approved in writing by Seller which approval shall be unreasonably withheld or delayed.

C.           Buyer’s Responsibility for Review.  In connection with Buyer’s Environmental Review, Buyer agrees that Buyer, the Environmental Consultant and Buyer’s employees, agents and contractors shall comply with all laws and shall exercise due care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances.  Specifically, but without limitation, when handling solid waste or hazardous substances, if any, discovered during the inspection of the Assets, Buyer, the Environmental Consultant and Buyer’s employees, agents and contractors shall handle such waste or substances in accordance with all laws.  Any soil or water samples taken by Buyer from the Assets shall become the sole property and possession of Buyer and will be managed consistent with the applicable rules and regulations of the U.S. Environmental Protection Agency and other applicable governmental authorities.  Promptly after completing Buyer’s Environmental Review, Buyer shall, at its sole cost and expense, restore the Assets to their original condition, in accordance with good engineering practice, if changed due to Buyer’s Environmental Review.  Failure by Buyer to comply with the requirements of this subsection within a reasonable time period will entitle (but shall not obligate) Seller to take any action deemed necessary or appropriate by Seller to correct such failure, all at Buyer’s expense.  Prior to Closing, Buyer shall maintain and shall cause its partners, officers, directors, employees, agents, representatives, contractors, consultants and advisors to maintain all information obtained pursuant to Buyer’s Environmental Review strictly confidential and shall not disclose the same to any third person other than potential lenders, investors or joint venture partners facilitating Buyer’s purchase hereunder without the prior written consent of Seller, except to the extent required by law.  Buyer shall provide Seller’s counsel with copies of any reports prepared and analytical test results received by Buyer or the Environmental Consultant promptly following Buyer’s or the Environmental Consultant’s preparation or receipt of the same.  Buyer does hereby indemnify and hold harmless, release and agree to defend Seller and its officers, directors, employees and agents from and against any and all liabilities arising out of any violation by Buyer, the Environmental Consultant, or Buyer’s or the Environmental Consultant’s officers, directors, employees, agents, representatives, contractors, consultants and advisors of any Environmental Law, the provisions of this Section or, in whole or in part, from Buyer’s or the environmental consultant’s negligent inspection or testing of the Assets or handling of any substances or samples in connection therewith unless or to the extent that any such liability is due to the negligence or willful misconduct of Seller.

5.2           Environmental Liabilities and Obligations.

A.          Retained Environmental Liabilities.  Upon Closing, if the sum of (i) the aggregate value of all Environmental Defects and (ii) the aggregate value of all Title Defects less the aggregate value of all Additional Interests exceeds the Defect Threshold, and subject to subsection 5.2.C below, Seller shall retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer from all Losses attributable to and relating to Environmental Defects for which Seller receives a timely

Environmental Defect Notice (the “Retained Environmental Liabilities”).  The following are conditions precedent to Seller’s obligation to retain liability for Retained Environmental Liabilities: (i) timely receipt of an Environmental Defect Notice, (ii) verification of the cost to remediate by the Environmental Consultant and (iii) the aggregate value of all Environmental Defects plus the aggregate value of all Title Defects less the aggregate value of all Additional Interests must exceed the Defect Threshold.

B.           Assumed Environmental Liabilities.  If the sum of (i) the aggregate value of all Environmental Defects and (ii) the aggregate value of all Title Defects less the aggregate value of all Additional Interests does not exceed the Defect Threshold, upon Closing Buyer shall assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including without limitation any and all liability for (i) ground water contamination, (ii) NORM, (iii) man-made material fibers, or (iv) the obligation to plug and abandon all of the wells located on the Lands and reclamation of existing well sites on the Lands (collectively, the “Assumed Environmental Liabilities”).  If Buyer fails to timely deliver an Environmental Defect Notice with respect to an Asset, Buyer shall be deemed to (i) accept the environmental condition(s) in, on and under that Asset or the Assets, (ii) have waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the Assets and (iii) include the particular environmental condition(s) as part of the Assumed Environmental Liabilities.

C.           Remedies.  If the sum of (i) the aggregate value of all Environmental Defects and (ii) the aggregate value of all Title Defects less the aggregate value of all Additional Interests exceeds the Defect Threshold, with respect to Environmental Defects, Seller shall elect one of the following options: (a) remediate the condition on the affected Assets comprising the specified Environmental Defect(s) as promptly as practicable, but no later than 90 days after Closing (and retain its obligation to indemnify and defend Buyer from any Losses relating to such Environmental Defects), such remediation to be consistent with Environmental Laws and all costs related to such remediation shall first be borne by Buyer to the extent Seller elects to apply any of the Defect Threshold to such costs; or (b) if the value of the remediation shall exceed the Allocated Value of the affected Asset, exclude the affected Asset from the Transaction and reduce the Purchase Price by the Allocated Value of such Asset; or (c) leave such affected Assets in the Transaction and reduce the Purchase Price by the amount that the aggregate Environmental Defect Value plus the aggregate value of all Title Defects less the aggregate value of all Additional Interests exceeds the Defect Threshold (any reduction in the Purchase Price pursuant to this Section shall be in conjunction with the reduction in the Purchase Price in Section 4.2.B.2 and Buyer shall not be entitled to duplicative reductions to the Purchase Price under either Section), in which event Buyer shall release Seller from any further Retained Environmental Liability relating to the Environmental Defects so satisfied. If Seller elects to exclude such Asset as provided in subpart (b) above, then Buyer may, within five (5) business days after Seller’s notification, elect to waive the Environmental Defect and acquire such Asset with no reduction in the Purchase Price.     Seller will be deemed to have adequately completed the Remediation set forth in option (i) upon receipt of either (x) a certificate or approval from the applicable governmental authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (y) a certification from a mutually agreed upon licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements if the approval or certification specified in clause (x) cannot be obtained because provision for such approval or certification is not provided under applicable Environmental Law.  All such elections made by Seller shall be communicated to Buyer in writing within five (5) business days after the Title Defect Date.

5.3           Contested Environmental Defects.

If Seller contests the existence of an Environmental Defect or the Environmental Defect Value, Seller shall notify Buyer in writing on or before fifteen days after receipt of the Environmental Defect Notice (“Rejection Notice”).  The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect or the Environmental Defect Value.  Within three business days of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and, either (i) mutually agree to reject the particular Environmental Defect or (ii) agree on the validity of such Environmental Defect and the Environmental Defect Value.  If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Environmental Defect and/or the Environmental Defect Value subject to the Rejection Notice shall be resolved in accordance with the arbitration procedures set forth in Section 14.7.  If Seller fails to timely deliver a Rejection Notice, Seller shall be deemed to have accepted the validity of the Environmental Defect and Buyer’s estimate of the Environmental Defect Value, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this Section.

ARTICLE 6
SELLER’S REPRESENTATIONS

Seller makes the following representations and warranties as of the execution of this Agreement and as of Closing:

6.1           Company Representations.

A.          SND Operating, LLC and Topcat Energy, LLC each are Texas limited liability companies and SND Energy Company, Inc. is a Texas corporation.  Each party Seller is duly organized and validly existing and in good standing under the laws of the State of Texas and is qualified to conduct business in the State of Texas.

B.           Seller has all requisite power  and authority to own the Assets, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed or to be executed by Seller in connection with the Transaction.  The execution, delivery, and performance by Seller of this Agreement and other documents executed or to be executed by Seller in connection with the Transaction and the consummation of the Transaction have been duly authorized by all necessary company action of Seller.

C.           The execution and delivery of this Agreement does not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any provision of the governing documents of Seller, or, to Seller’s knowledge, any provision of any statute, rule or regulation applicable to Seller or the Assets or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound, or, (iii) violate, or be in conflict with, any judgment, decree or order applicable to Seller.

6.2           Authorization and Enforceability.

This Agreement and each other document executed by Seller in connection with this Transaction constitutes, or when executed will constitute, Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3           Liability for Brokers’ Fees.

Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

6.4           No Bankruptcy.

There are no bankruptcy proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller by any third party.

6.5           Litigation.

Other than the matters listed in Schedule 6.5, there are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to the knowledge of Seller, threatened against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that relate to any of the Assets, or that would affect the Seller’s ability to execute and deliver this Agreement or to consummate this Transaction.

6.6           Compliance with Law.

Other than the matters listed on Schedule 6.6, Seller has not received a written notice of, or has knowledge of, a violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets, and Seller has no knowledge of an Environmental Defect.

6.7           Contracts.

Schedule 6.7(a) lists all of the Contracts.  Except as set forth on Schedule 6.7(b), to the knowledge of Seller, the Contracts are in full force and effect and Seller has paid its share of all costs under the Contracts.  To Seller’s knowledge, Seller is not in default under the Contracts, and Seller has not received and has not given a written notice of default under any of the Contracts.

6.8           Hydrocarbon Sales Contracts.

Except as set forth on Schedule 6.8, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets.  Proceeds from the sale of Hydrocarbons from the Assets are being received in all respects by Seller in the ordinary course of business and are not being held in suspense for any reason.

6.9           Area of Mutual Interest and Other Agreements.

Except as listed on Schedule 6.9, no Asset is subject to (or has related to it) any area of mutual interest agreements or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time.

6.10           Imbalance Volumes.

At the Effective Time, there do not exist any gas imbalances (i) which are with gatherers, processors, or transporters or with co-tenants or working interest owners in a well, unit, or field, (ii) which are associated with the Assets and (iii) where Seller has received a quantity of gas prior to the Effective Time for which Buyer will have a duty at or after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.11           Property Expenses.

In the ordinary course of business, Seller has paid all Property Expenses attributable to the Assets as such Property Expenses become due, and such Property Expenses are being paid in a timely manner before the same become delinquent, except such Property Expenses as are disputed in good faith by Seller in a timely manner.

6.12           Accuracy of Information.

All Records and other documents relating to the Assets made available by Seller to Buyer are true and correct copies of documents contained in Seller’s files.  All information and data reflecting volumes of oil and gas production from the Assets, and all lease operating expense, capital cost and revenue information and data, furnished by Seller to Buyer are true and correct, except for such inaccuracies as would not have a material adverse effect on the value of the Assets taken as a whole.  The representations and warranties contained in this Section 6.12 shall not be construed to be representations and warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any documents which are in the nature of future forecasts or projections.

6.13           Permits.

Seller possesses all permits required to be obtained for conducting its business with respect to the Assets as presently conducted, and with respect to each such permit:  Seller has not received written notice nor has any knowledge (i) of any violations of such permits that remains uncured or (ii) that such permit will not be renewed.

6.14          Outstanding Commitments, AFEs and Invoices.

Except as set forth in Schedule 6.14, (i) Seller has incurred no expenses, and has made no commitments to make expenditures (including any agreements that would obligate Buyer to make expenditures) in connection with the ownership or operation of the Assets at or after the Effective Time, other than with respect to routine operations performed in the ordinary course of operating the existing Wells, which operations are, individually, estimated to cost $25,000.00 or less, net to Seller’s interest, and (ii) no proposals or authorities for expenditures (AFEs) are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations on the Assets for which consent is required under the applicable operating or unitization agreement, or to abandon any Wells, or to conduct any other operation on the Assets for which, in each such case, the estimated cost exceeds $25,000.00 net to Seller’s interest.

6.15          Taxes.

A.          All Taxes and other assessments pertaining to the Assets based on ownership or operation of the Assets, and all Taxes and other assessments of the ETSDC, for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid.  All other taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets, or the assets of the ETSDC, have been properly paid, unless contested in good-faith by appropriate proceedings.

B.           All Tax Returns of Seller and the ETSDC have been filed in a timely manner (within any applicable extension periods) and all such Tax Returns are true, correct and complete in all material respects.

C.           There is no claim against Seller or the ETSDC for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened against Seller or the ETSDC with respect to any Taxes or Tax Returns.  No claim has ever been made by an authority in a jurisdiction where Seller or the ETSDC does not file Tax Returns that it is or may be subject to taxation in that jurisdiction, and neither the Assets nor the assets of the ETSDC are subject to Taxes in any jurisdiction in which Seller or the ETSDC has not filed Tax Returns.

D.           There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Seller or the ETSDC or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Seller.  No request for any such waiver is pending.

E.           Neither the ETSDC nor Seller is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

F.           None of the Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code or "tax exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

G.           Neither the ETSDC nor the Seller is a party to any agreement with any Taxing Authority with respect to Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

H.           Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

I.            Other than interests in the ETSDC, which are treated as stock in a C corporation for federal income tax purposes, no Asset is (nor will be at Closing) treated as an interest in any entity (including any tax partnership or entity disregarded as separate from its owner) for federal income tax purposes.  The ETSDC holds no assets treated as an interest in any entity (including any tax partnership or entity disregarded as separate from its owner) for federal income tax purposes.

J.           To Seller’s knowledge all of Seller's property that is subject to property tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to the Effective Time and no portion of Seller's property constitutes omitted property for property tax purposes.

K.          There are no liens for Taxes outstanding on any of the asssets of the ETSDC other than Taxes not yet due and delinquent or, if delinquent, that are being contested in good faith.

L.           The Tax Returns of the ETSDC through the taxable year ended December 31, 2005 have been examined by the relevant Tax authority and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment, after giving effect to extensions or waivers, has expired.

M.         The ETSDC has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (i) during the five-year period ending at the Effective Time, or (ii) in a distribution which could otherwise be considered part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

N.          The ETSDC has not been a member of an affiliated group filing a consolidated Tax Return.  The ETSDC does not have any liability for the income taxes, penalties, interest or additions to tax of another person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

O.           The ETSDC has not participated in a “listed transaction” or “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).  To the knowledge of Seller[s], the ETSDC has not been disclosed by a material advisor to any Tax authority under the requirements of Code Section 6112 and acthe ETSDCing Treasury Regulations or a similar provision.  The ETSDC has disclosed on the federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

P.           There is not in force any power of attorney with respect to Taxes of the ETSDC.

Q.          The ETSDC uses the accrual method of accounting for income tax purposes, and such method of accounting has not changed at any time.  The ETSDC uses the taxable year ending December 31.  The ETSDC has not agreed to, nor is or will be required to, make any adjustments under Code Section 481(a) or similar provisions of other state, local or foreign law as a result of a change in accounting methods.

R.           The ETSDC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement with a Tax authority executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

S.           Neither the ETSDC nor any predecessor thereof has undergone an ownership change under Section 382 of the Code.

T.           The ETSDC is neither a “passive foreign investment the ETSDC,” within the meaning of Section 1297 of the Code nor a “controlled foreign corporation” within the meaning of Section 957 of the Code.

6.16          Hedging Arrangements.

The Leases are not subject to any oil sales, gas sales, gathering or transportation contracts which include provisions for hedging, price risk management or other such financial arrangements or transactions, which will affect or burden the Leases from and after the Closing Date.

6.17          Surface Use Agreements.

With the exception of Lease provisions, including provisions set forth in recorded addendums to Leases, there are no surface use agreements to which Seller is a party covering any portion of the Lands with the exception of the surface use agreements described on Exhibit D.

6.18          Plugging and Abandonment Obligations.

With the exception of the Wells identified on Exhibit E, there are no Wells which are required to be plugged and abandoned at the present time under applicable governmental laws, rules and regulations or the terms of any Lease or agreement to which Seller is a party.

6.19          Preferential Rights and Required Consents.

Other than as set forth on Schedule 6.19, there are no Preferential Rights and no consents to the assignment thereof that are required to be obtained in connection with the consummation of the Transaction (“Required Consents”). If there are Preferential Rights or Required Consents, the provisions of this Section shall apply.  Although not a cure to, or waiver of, a breach of the representation contained in the immediately preceding sentence, if either Party discovers Assets affected by Preferential Rights or Required Consents, Seller shall use its commercially reasonable efforts to give the notices required in connection with the Preferential Rights in sufficient time prior to Closing to permit the lapse of the period of time in which to exercise such Preferential Rights prior to Closing and shall use its commercially reasonable efforts to obtain such Required Consents prior to Closing; provided, however, that Seller shall not be obligated to pay any consideration to, or incur any cost or expense for the benefit of, the holder of any Preferential Right or Required Consent in order to obtain the waiver thereof or compliance therewith.

A.          Required Consents.  If a Required Consent has not been obtained as of the Closing, then (i) the portion of the Assets for which such Required Consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Asset shall not be paid to Seller, and (iii) Seller shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing.  If a Required Consent has been obtained as of the Final Settlement Date, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset, reduced by the amount of any net proceeds from the affected Asset attributable to the period of time at or after the Effective Time with Seller retaining such net proceeds attributable to the period of time at or after the Effective Time until the affected Asset is assigned, and with Seller bearing all attendant costs in connection therewith, including Property Expenses, royalties and overriding royalties, lease rental and maintenance costs and leasehold payments for the affected Asset accruing during this period of time.  If such Required Consent has not been obtained as of the Final Settlement Date, the affected Asset shall be deemed to be an Excluded Asset and Seller shall retain such Asset and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the particular Asset (with such adjustment being an “Exclusion Adjustment”).  Buyer shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions.

B.           Preferential Rights.

1.          If any Preferential Right affecting any portion of the Assets is exercised and consummated prior to the Closing Date, that portion of the Assets affected by such Preferential Right shall be deemed to be Excluded Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer or Seller to give notice (with such adjustment being an “Exclusion Adjustment”).

2.          If by Closing, the time frame for the exercise of such Preferential Rights has not expired and Seller has not received notice of an intent not to exercise or a waiver of the Preferential Right, that portion of the Assets affected by such Preferential Right shall be included in the Assets and assigned to Buyer at Closing.  If such Preferential Right is exercised, the provisions of Section 6.19.B.3 shall apply.

3.          If the affected Asset has been conveyed to Buyer at Closing, and a Preferential Right affecting the Asset is consummated after Closing, Buyer agrees to convey such affected Asset to the Party exercising such Preferential Right on the same terms and conditions under which Seller conveyed such Assets to Buyer and retain all amounts paid by the Party exercising such Preferential Right and Seller shall pay Buyer interest on the portion of the Purchase Price paid by Buyer at the Agreed Rate from the date of Closing until Buyer is paid by the Party exercising such Preferential Right.  In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such Asset to such exercising Party, such conveyance to be in form and substance as provided in this Agreement.

C.           Exclusive Remedy.  The remedies set forth in this Section 6.19 are the exclusive remedies under this Agreement for Preferential Rights and Required Consents, except to the extent Buyer has a claim for misrepresentation as to any Preferential Rights or Required Consents not scheduled on Schedule 6.19.

6.20          Equipment.

All equipment situated upon or connected to presently producing Wells and included within the Assets is  in good working condition and Seller has unencumbered title thereto.

6.21          Affiliate Transactions.

Except as disclosed on Schedule 6.21, Seller is not a party to any contracts or agreements with its affiliates pertaining to the ownership or operation of the Assets.

6.22          Leases.

All of the Leases are in force and effect and have been maintained by payment of bonuses, delay rentals, shut-in royalties or production as necessary, save and except possibly the Leases identified on Schedule 6.22.  Except as scheduled on Schedule 6.22, no additional drilling or other operations are necessary to maintain any Lease in force or effect for as long as production from the applicable wells continues in paying quantities.

6.23          Payout Balances.

As to all Assets where the NRI is subject to change upon a subsequent event or election, the status of all “payout accounts” relative to the occurrence of any such change in NRI is as indicated on Schedule 6.23.

6.24          Condemnation.

There is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

6.25          Plugging and Abandonment.

Seller has not abandoned, or agreed to abandon or received any pending demands to abandon, any wells included in the Assets and to Seller’s knowledge there are no dry holes located on the Lands, other than wells that have been properly plugged and abandoned.

6.26          Investment Company.

Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

6.27          Temporarily Abandoned Wells.

Seller is in compliance with all mechanical integrity testing obligations in connection with temporarily abandoned wells.

6.28          Employee Matters.

A.          Seller is not subject to any collective bargaining agreement or other contract with any labor union and (i) there are no (and there have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of Seller, (ii) to the knowledge of Seller, there is no (and there has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against Seller, (iii) there is no (and there has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Seller, threatened against Seller, and (iv) there is no (and there has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of Seller, threatened with respect to employees of Seller.

B.           Seller does not have any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local law as a result of any action taken by Seller.

C.           Sellers and their subsidiaries are in material compliance with (i) the documentary and other requirements of the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (IRCA) and similar foreign Applicable Law and (ii) the wages and hours requirements under the Fair Labor Standards Act and the regulations promulgated thereunder and any similar state, local or foreign Applicable Law.  Except for any non-material instances of noncompliance, Seller has not misclassified any person as (i) an independent contractor rather than as an employee under any Applicable Law or (ii) an employee exempt from Applicable Law regarding minimum wage or overtime compensation.  All individuals that have been or that are classified by Seller as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of Seller.

D.           Schedule 6.28(D) sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, accrued vacation and sick leave, paid time off pay and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller whose job duties primarily relate to the Assets and indicating whether such employees are part-time or full-time or have an employment or severance agreement with Seller.  Except as shown in Schedule 6.28(D), there are no employment agreements or severance agreements with employees of Seller listed on such schedule nor are there any arrangements requiring the payment of a bonus or other compensation as a result of the consummation of this Transaction.

6.29          Affiliate Contracts.

An affiliate of Seller is engaged in the drilling and well servicing business.  Seller represents that as of the Effective Time there will not be any contracts between Seller and any of Seller’s affiliates obligating Seller or the owner of any of the Assets to utilize a Seller affiliate after the Effective Date for purposes of drilling or servicing any of the Wells or drilling additional wells upon any of the Leases.

6.30          Interest in ETSDC.

A.          Existence and Qualification.  ETSDC is a corporation, duly organized and validly existing under the Laws of the State of Texas and is duly qualified to do business in each jurisdiction where its assets are located.

B.           Power.  ETSDC has the corporate power and authority to own, lease or otherwise hold its assets and conduct its business in the manner consistent with recent practice.

C.           No Conflicts.  The consummation of transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of incorporation of The ETSDC, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any The ETSDC is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to any The ETSDC as a party in interest, or (iv) violate any Laws applicable to any The ETSDC, or any of its assets.

D.           Certificate of Incorporation and By-laws.  Seller has delivered to Buyer true and complete copies of the certificate of incorporation and bylaws, each as amended to date, of the ETSDC.

E            Title to Interests.  Seller has good and valid title to its interest in the ETSDC (the “Interest”), free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind other than restrictions on transfer that may be imposed by applicable federal or state securities laws.  Other than this Agreement, the Interest is not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, distribution rights or disposition of the Interest.

F.           The Interest.  There are no outstanding equity interests in the ETSDC, or any contractual arrangements giving any person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any interests of the ETSDC.  There are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments which may become equity interests in the ETSDC.

G.           Subsidiaries.  ETSDC does not directly or indirectly own any capital stock or other equity interest in any person or entity.

H.          Labor Matters.  There are no employment agreements with any individuals who are employed by ETSDC.  ETSDC has no collective bargaining agreements or other agreements with any labor union or other employee organization or association.  No work stoppage against the ETSDC is pending or, to Seller’s knowledge, threatened.  During the past five years, ETSDC has not been involved in or subject to, nor been threatened with, any labor dispute, arbitration, strike , work stoppage, lock-out, lawsuit or administrative proceeding arising from federal or state labor or employment laws involving its employees including, but not limited to, any WARN Act claims or potential claims. ETSDC has not received any notice of any claims regarding any violations by ETSDC of any minimum wage and overtime requirements with respect to or that may eventually involve its employees,, including, but not limited to, the Fair Labor Standards Act and compliance with standards for exempt and non-exempt employees.

I.            Employee Benefits.  ETSDC has not established, maintained or contributed to (and has not otherwise been required to contribute to) any employee plans.

Neither Seller nor any Affiliate of Seller, including an ERISA Affiliate, has ever established, maintained or contributed to (and has not otherwise been required to contribute to) any employee plan of ETSDC that (x)  is subject to Title IV of ERISA, (y) is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (z) provides for the continuation of medical or health benefits, death benefits or life insurance benefits after any employee’s termination of employment (including retirement) except for continuation of coverage required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder (or similar state law).

ETSDC, Seller and its Affiliates, including its ERISA Affiliates, do not have any liabilities or obligations (contingent or otherwise) with respect to any Employee Plan, which could otherwise subject Buyer or its Affiliates (or any of their personnel or owners) to any liability, whether pursuant to the terms of such Employee Plan or under applicable Law, including, but not limited to, the fiduciary rules of ERISA and the prohibited transaction rules of ERISA or Section 4975 of the Code.

J.            Litigation.  There are no actions, suits or proceedings pending, or to Seller’s knowledge threatened in writing, before any Governmental Authority or arbitrator with respect to the ETSDC.

K.          Environmental Laws. To  Seller’s knowledge, ETSDC’s ownership and operation of its assets is in compliance with all applicable Environmental Laws,.  To Seller’s knowledge there has been no contamination of groundwater, surface water, soil or seabed on the ETSDC’s properties which was required to be remediated under applicable Environmental Laws on or before the date of this Agreement for which ETSDC or Seller would be liable but which has not been remediated.  There are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the ETSDC’s assets alleging violations of Environmental Laws, or claiming remediation obligation under applicable Environmental Laws.  L.Compliance with Laws.  To Seller’s knowledge, the ETSDC (a) is in compliance with all applicable Laws and (b) has all material permits, licenses and authorizations necessary to own and operate its assets and conduct its business as currently conducted.

M.         To Seller’s knowledge, neither the Seller nor ETSDC, nor to the knowledge of Seller, any other person, is in default under any material contract,  To Seller’s knowledge, all material contracts of the ETSDC are in full force and effect.  There are no contracts that will be binding on the Assets after Closing.

N.          Consents. As of the date hereof, there are no required third person consents to assignment, which may be applicable to the sale of Interest by Seller as contemplated by this Agreement.

O.          Equipment and Personal Property.  To Seller’s knowledge, all of the ETSDC’s equipment is in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.  ETSDC has all material easements, rights of way, licenses and authorizations, from Governmental Authorities necessary to access, construct, operate, maintain and repair the Equipment in the ordinary course of business as currently conducted by such Persons and in material compliance with all Laws.

P.           Outstanding Capital Commitments.  As of the date of this Agreement, there is no outstanding authority for expenditure which is binding on ETSDC or Seller

Q.          Except for the representations contained in subpart (e) above, all representations contained in this Section 6.30 and in Section 6.15 (but only as applicable to ETSDC) are limited to Seller’s knowledge.

6.31          Credit Agreements and Related Liens.  The Credit Agreements and the liens represented by the Deeds of Trust constitute the only liens and / or security interests outstanding and applicable to the Assets.

ARTICLE 7
BUYER’S REPRESENTATIONS

Buyer makes the following representations and warranties to Seller as of the execution of this Agreement and as of Closing:

7.1           Company Representations.

A.          Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified, or as of Closing will be duly qualified, to carry on its business in Texas.

B.           Buyer has all requisite power and authority to own the Assets after Closing, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed in connection with the Transaction.  The execution, delivery, and performance by Buyer of this Agreement and each other document executed by Buyer in connection with the Transaction, and the consummation of the Transaction, have been duly authorized by all necessary action of Buyer.

C.           The execution and delivery of this Agreement does not (i) violate, or be in conflict with, any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate, or be in conflict with, any judgment, decree or order applicable to Buyer.

7.2           Enforceability.

This Agreement and each other document executed by Buyer in connection with this Transaction constitutes, or when executed will constitute, Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3           Liability for Brokers’ Fees.

Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.

7.4           Litigation.

There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it in any court or by or before any federal, state, municipal or other governmental agency that would affect Buyer’s ability to execute and deliver this Agreement or to consummate this Transaction and assume the liabilities to be assumed by Buyer under this Agreement, including without limitation, the Assumed Liabilities.

7.5           Financial Resources.

Buyer has, and will at the Closing, sufficient funds available at Closing to close this Transaction.

7.6           Buyer’s Evaluation.

A.          Records.  Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks.  Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets.  Except for the representations of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the Assets, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

B.           Independent Evaluation.  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets.  Buyer is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets.  Accordingly, Buyer assumes the risk of the downhole condition of the Wells.  Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1           Covenants and Agreements of Seller.

Seller covenants and agrees with Buyer as follows:

A.          Operations Prior to Closing.  From the date of execution hereof to the Closing, Seller will operate the Assets in the ordinary course of business and consistent with past practices.  Seller agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing.  From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its proportionate shares of all Property Expenses incurred in connection with the ownership or operation of the Assets.

B.           Restriction on Operations.  Except in the case of an emergency and subject to the terms of applicable operating and other existing agreements, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller shall not:

1.          enter into any new material agreements or commitments with respect to the Assets which extend beyond the Closing;

2.          commit to or incur any expenditures in excess of $25,000.00 (net to Seller’s interest) with respect to any part of the Assets;

3.          make any nonconsent elections with respect to operations affecting the Assets;

4.          abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases;

5.          modify or terminate any of the Contracts or waive or relinquish any right thereunder;

6.          agree to any renegotiated price, take-or-pay or other terms under existing gas purchase agreements;

7.          agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time;

8.          enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than 30 days’ notice);

9.          create any material gas imbalance affecting the Assets; or

10.        encumber, sell or otherwise dispose of any of the Assets, other than (i) Hydrocarbons sold or otherwise disposed of in the ordinary course of business, (ii) personal property that is replaced by equivalent property or consumed in the normal operation of the Assets, or (iii) any item of personal property or equipment having a value of less than $25,000.

For the purposes of obtaining the written consents required in this Section 8.1, Buyer designates the person set forth in Section 15.2.  Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

C.           Notification of Claims.  Seller shall promptly notify Buyer of any suit, action or other written proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might, in Seller’s reasonable judgment, result in impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases, in each case, arising or threatened in writing prior to the Closing.

D.           Seller acknowledges that Buyer and/or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets ("Financial Statements") in documents filed with the SEC by Buyer and/or its Affiliates pursuant to the Securities Act of 1933, as amended, and that such Financial Statements may be required to be audited.  In that regard, Seller shall provide Buyer reasonable access to such records (to the extent such information is available) and personnel of Seller as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer's sole cost and expense, to create and audit any Financial Statements that Buyer deems necessary.  Notwithstanding the foregoing, (i) Seller shall in no event be required to create new records relating to the Assets and (ii) the access to be provided to Buyer pursuant to this Section 8.1(D) shall not interfere with Seller's ability to prepare its own financial statements or its regular conduct of business and shall be made available during Seller's normal business hours.  Seller shall consent to the inclusion or incorporation by reference of the Financial Statements in any registration statement, report or other document of Buyer or any of its Affiliates to be filed with the SEC in which Buyer or such Affiliate reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the

SEC or to satisfy relevant disclosure obligations under the Securities Act or the Securities Exchange Act of 1934, as amended.  Upon request of Buyer, Seller shall request the external audit firm that audits the Financial Statements (the "Audit Firm") to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such registration statement, report or other document.  Seller shall provide Buyer and Buyer's independent accountants with access to (i) audit work papers of Seller's independent accountants and (ii) management representation letters provided by Seller to Seller's independent accountants.  Buyer agrees to indemnify Seller from and against any costs or liabilities which Seller may incur by reason of Buyer utilizing any data or information provided by Seller in the manner contemplated in this Subsection D.

E.           Seller shall remove all hedges related to post-Closing production.

8.2           Covenants and Agreements of Buyer.

Buyer covenants and agrees with Seller as follows:

Replacement Bonds and Instruments.  At Closing or as soon as practical thereafter, but no later than 30 days after the Closing, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets, set forth on Exhibit K (collectively, the “Instruments”).  As soon as practical after Closing, but no later than 30 days after the Closing, Buyer (with reasonable assistance of Seller as requested by Buyer) shall use its best efforts to obtain the release of the Assets and/or Seller from the Instruments and shall indemnify and hold Seller harmless for claims related to or arising out of any failure to obtain such releases.

8.3           Confidentiality.

A.          Information.  All data and information, whether written or oral, obtained from Seller in connection with this Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement (collectively, the “Information”) is deemed by the Parties to be confidential and proprietary to Seller.  Until the Closing (or for a period of one year after the date of this Agreement if Closing should not occur for any reason), except as required by law or applicable stock exchange rule, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, all Information, except any Information which:  (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) Buyer can establish by competent proof was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; or (iv) Buyer rightfully receives from third parties free of any obligation of confidence.

B.           Return of Information.  If this Transaction does not close on or before the date set for Closing, or such later date as agreed to by the Parties, Buyer shall (i) upon written request by Seller, return to Seller all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 8.3A.; and (ii) not utilize or permit utilization of the Information to compete directly or indirectly with Seller.  The terms of Section 8.3.A., B., and C. shall survive termination of this Agreement.  Notwithstanding the foregoing, any Information (1) in drafts, notes, studies and other documents preparted by or for Buyer, (2) found in presentation materials that are included in materials presented to Buyer’s Executive Committee or Board of Directors in connection with the Transaction, together with any notes or minutes from any such presentations, or (3) found in electronic format as part of Buyer or its Representative’s off-site or on-site data storage/archival process system, will be held by Buyer (or, if applicable, its Representative) and kept subject to the terms of this Agreement or destroyed at Buyer’s option.

C.           Injunctive Relief.  Buyer agrees that Seller will not have an adequate remedy at law if Buyer violates any of the terms of Sections 8.3 A. and/or B.  In such event, Seller will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 8.3.A. and/or B., or to obtain specific enforcement of such terms.

8.4           Parties’ Efforts.

Each of the Parties agrees to use commercially reasonable efforts to refrain from taking any action within its control which would cause a breach of any of its representations or warranties or which would prevent it from consummating the Transaction contemplated hereby.

8.5           Governmental Reviews.

A.          Seller and Buyer shall in a timely manner (i) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the Transaction contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

B.           Seller and Buyer hereby acknowledge and agree that no filing or other notice currently is or will be required under the HSR Act.

8.6           Letters-in-Lieu; Assignments; Operatorship .

A.           Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Buyer, to reflect the Transaction contemplated hereby.

B.           Seller will prepare and execute, and Buyer will execute, on the Closing Date, an assignment necessary to convey to Buyer all federal and state Leases in the form as prescribed by the applicable governmental body and otherwise acceptable to Buyer and Seller.

C.           Seller makes no representations or warranties to Buyer as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of such Assets are governed by operating and similar agreements covering such Assets and will be determined in accordance with the terms of such agreements. However, Seller will vote for Buyer to succeed Seller as operator and otherwise assist Buyer in Buyer’s efforts to succeed Seller as operator of any Wells included in the Assets. Buyer shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Seller Operated Assets, Seller shall execute and deliver to Buyer, and Buyer shall promptly file the appropriate forms (including a change of operator card on the form established by the Texas Railroad Commission, duly executed by Seller and naming Buyer as the successor operator) with the applicable regulatory agency transferring operatorship of such Assets to Buyer.

8.7           Insurance.

Effective as of the Closing Date, Buyer shall cause the following insurance to be carried and maintained with respect to the Assets: (i) general liability insurance with combined single limits per occurrence of not less than $1,000,000.00 for bodily injury and property damage, including property damage by blowout and cratering, completed operations and contractual liability with respect to any contract into which Buyer may enter under the terms of this Agreement and (ii) operators extra expense insurance with limits of not less than $1,000,000.00 per occurrence, covering the costs of controlling a blowout, and certain other related and/or resulting costs and seepage and pollution liability.

ARTICLE 9
TAX MATTERS

9.1           Apportionment of Tax Liability.

All Taxes based on or measured by production of Hydrocarbons shall be deemed attributable to the period during which such production occurred and not attributable to the year in which such Taxes are assessed.  The apportionment of Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to Sections 2.4 and 13.1 in the Preliminary Settlement Statement for Taxes for which information is available at Closing and in the Final Settlement Statement for all remaining Taxes, using estimates of such Taxes if actual numbers are not available.  Not later than five days prior to the due date for payment of taxes with respect to any Straddle Period Tax Return, Seller shall pay to the Buyer the amount of any Taxes with respect to such Straddle Period Tax Return allocable to the period prior to the Effective Time (determined on a per diem basis), except to the extent Buyer and Seller have taken such Taxes into account in the determination of the Purchase Price under Section 2.4 or 13.1.

9.2           Tax Reports and Returns.

Seller agrees to file all tax returns with respect to the Assets for the period of time prior to the Effective Time, and after the Closing, Buyer agrees to file all tax returns with respect to the Assets for the period of time at or after the Effective Time, including any tax return with respect to a taxable period beginning before and ending after the Effective Time (“Straddle Period Tax Return”).  The Party not filing the return agrees to provide the Party filing the return with appropriate information which is necessary to file any required tax reports and returns related to the Assets, and each Party agrees to cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns (other than a Tax Return with respect to income and franchise taxes) and any audit, litigation or other proceeding with respect to taxes imposed on or with respect to the Assets for any period prior to the Closing.  Seller shall not file any Tax Return (other than a Tax Return with respect to income or franchise taxes) or take any other action without the consent of Buyer if such filing or action would affect Buyer’s tax liability.  Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Sections 9.1 and 14.4.

9.3           Sales Taxes.

Buyer shall be liable for and shall indemnify Seller for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement.  If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor.  If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for payment, subject to this Section 9.3.

9.4           Tax Allocation.

Seller and Buyer agree that the Purchase Price and the Assumed Liabilities shall be allocated among the various Assets for federal and state income tax purposes in a manner consistent with Schedule 9.4 (which shall be jointly prepared by Buyer and Seller and attached to this Agreement on or before earliest due date for filing the income tax return of a Party with respect to the taxable year that includes the Closing Date) and Section 2.3.  Seller and Buyer shall cooperate to update the allocation to reflect any adjustment to the Purchase Price.  The allocation of the Purchase Price shall be reflected on a completed Form 8594 (Asset Acquisition Statement Under Section 1060), which form Seller and Buyer will each file separately with the Internal Revenue Service pursuant to the requirements of section 1060(b) of the Code.  The parties agree not to take a federal or state income tax reporting position inconsistent with the allocations set forth on Schedule 9.4, as adjusted.  The parties further agree that the allocations set forth on Schedule 9.4 represent reasonable estimates of the fair market values of the Assets described therein.  Seller shall provide an estimate of allocation of the Purchase Price to Buyer five (5) days prior to Closing.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1          Seller’s Conditions Precedent.

The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A.          All representations and warranties of Buyer contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing.  Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Seller confirming the foregoing; and

B.          No order, decree, ruling or other legal process has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that seeks to enjoin or prohibit this Transaction and that remains in effect at the time of Closing.

C.           The aggregate value of all Title Defects and Environmental Defects does not exceed ten percent (10%) of the Purchase Price.

10.2          Buyer’s Conditions Precedent.

The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A.          All representations and warranties of Seller contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing.  Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing;

B.          No order, decree, ruling or other legal process has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that seeks to enjoin or prohibit this Transaction and that remains in effect at the time of Closing; and

C.          The aggregate value of all Title Defects and Environmental Defects, Excluded Assets due to exercise of Preferred Rights or failure to obtain Required Consents and Assets transferred subject to Preferential Rights which are subject to exercise after Closing does not exceed Ten percent (10%) of the Purchase Price.

D.          Seller shall have delivered to Buyer an executed statement with respect to each of SND Operating, LLP, a Texas limited liability company, and SND Energy Company, INC., a Texas corporation, and Topcat Energy, LLC, a Texas limited liability company, that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2) certifying that each such entity is not a foreign person within the meaning of the Code.

ARTICLE 11
RIGHT OF TERMINATION AND ABANDONMENT

11.1          Termination.

This Agreement may be terminated in accordance with the following provisions:

A.          by Seller if Seller’s conditions set forth in Section 10.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date;

B.          by Buyer if Buyer’s conditions set forth in Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

C.          by either Party if the Purchase Price reduction described in either Sections 10.1C. and 10.2C. has occurred and not been waived by both Seller and Buyer;

D.          If the Closing has not occurred by the close of business on October 31, 2010, then (i) by Seller if any condition specified in Section 10.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller or (ii) by Buyer if any condition specified in Section 10.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Buyer; provided that the failure to consummate the Transaction contemplated hereby on or before such date did not result from the failure by the terminating Party to fulfill any undertaking or commitment provided for herein on the part of the terminating Party that is required to be fulfilled on or prior to Closing; and

E.           by either Party if there shall be any law that makes consummation of the Transaction illegal or otherwise prohibited or a governmental authority shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transaction, and such order, decree, ruling, or other action shall have become final and non-appealable.

11.2          Liabilities Upon Termination.

A.          Buyer’s Breach.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, Seller shall retain the Deposit, together with interest thereon, as liquidated damages.  Buyer’s failure to close shall not be considered wrongful if Buyer has validly terminated this Agreement under Section 11.1.  The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to close.

B.           Seller’s Breach.  If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready and otherwise able to close, the Deposit, together with interest thereon, shall be returned to Buyer not later than 15 days after the determination that the Closing will not occur, , and in any event Buyer shall have all other remedies available to it for Seller’s wrongful failure to close hereunder.

C.           Return of Deposit.  If the Agreement is terminated pursuant to Sections 11.1B or 11.1C, then within five (5) business days following such termination Seller shall return the Deposit along with all interest earned thereon to Buyer.

ARTICLE 12
CLOSING

12.1          Date of Closing.

The “Closing” of this Transaction shall be held on or before October 1, 2010.  The date the Closing actually occurs is called the “Closing Date.”

12.2          Place of Closing.

The Closing shall be held at the offices of Seller, 8150 North Central Expressway, Suite 1201, Dallas, Texas 75206-1805 at 9:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.

12.3          Closing Obligations.

At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A.          Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance with a special warranty of title by, through and under Seller in the form attached as Exhibit G conveying the Assets to Buyer as of the Effective Time

B.          Seller shall execute, acknowledge and deliver to Buyer, assignments on the required governmental forms necessary to convey the Assets to Buyer.

C.          Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

D.          Buyer shall deliver the Closing Amount to the account at the bank designated by Seller in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

E.           Buyer shall deliver to Seller the Officer’s Certificate in form and substance as set forth in Exhibit H.

F.           Seller shall deliver to Buyer the Officer’s Certificate in form and substance as set forth in Exhibit I.

G.          Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form attached as Exhibit J.

H.          Seller shall prepare, execute and deliver to Buyer appropriate letters-in-lieu of transfer orders.

I.            Buyer and Seller shall execute all documents necessary to transfer operations on the Seller Operated Assets to Buyer or Buyer’s designated operator.

J.            Seller shall make the Records available for pick up by Buyer at Closing to the extent possible, but in any event, within ten business days after Closing.

K.          Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

L.           Buyer and Seller shall execute the Transition Services Agreement in form and substance as set forth in Exhibit L.

M.         If Buyer exercises its option to acquire the ETSDC Shares, Seller shall deliver share certificates constituting the ETSDC Shares duly endorsed for transfer to Buyer or Buyer’s designee.

N.           Seller shall deliver to Buyer fully executed, recordable Releases of the Deeds of Trust.

ARTICLE 13
POST-CLOSING OBLIGATIONS

13.1          Post-Closing Adjustments.

A.          Final Settlement Statement.  As soon as practicable after the Closing, but in no event later than 120 days after Closing, Seller, with assistance from Buyer, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the Final Settlement Statement in form and substance a set forth in Exhibit M (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”).  As soon as practicable after receipt of the Final Settlement Statement, but in no event later than 30 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller.  The Parties shall make a good faith attempt to agree with respect to the changes proposed by Buyer, if any, no later than 45 days after receipt of Seller’s proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.”  If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference.  Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within 5 days of the Final Settlement Date.  Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

B.          Dispute Resolution.  If the Parties are unable to resolve a dispute as to the Final Purchase Price by 45 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, the Parties shall submit the dispute to a national accounting firm without a prior relationship to Seller or Buyer for final and binding determination and Buyer and Seller shall execute such engagement, indemnity and other agreements as such accounting firm may require in connection with or as a condition to such engagement.  Buyer and Seller shall cooperate diligently with any reasonable request of the accounting firm and furnish to the accounting firm such workpapers and other documents and information relating to such objections as the accounting firm may request and are available to such Party or its subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the accounting firm any material relating to the determination of the matters in dispute and to discuss such determination with the accounting firm prior to any written notice of determination hereunder being delivered by the accounting firm and to the extent that a value has been assigned to any objection that remains in dispute, the accounting firm shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Party or less than the smallest value for such objection claimed by either Party.  The fees and expenses of said accounting firm in making such determination shall be shared equally by Buyer and Seller.  Upon resolution of such unresolved disagreements of Buyer, the Final Settlement Statement (including any revisions thereto as are so resolved or agreed), shall be conclusive, final and binding on Buyer and Seller.

13.2          Records.

Seller shall make the Records available for pick up by Buyer at Closing to the extent possible, but in any event, within ten business days after Closing.  Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records.  Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention.  Buyer will not destroy or otherwise dispose of Records for a period of five (5) years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to retain or copy the Records to be destroyed.

13.3          Further Assurances.

From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS,
INDEMNIFICATION AND LIMITATIONS

14.1          Buyer’s Assumption of Liabilities and Obligations.

Upon Closing, and except for Retained Liabilities and subject to Section 14.5, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, including, without limitation (i) the payment of royalties, overriding royalties and Taxes attributable to the period of time at or after the Effective Time; (ii) the Assumed Environmental Liabilities whether arising before or after the Effective Time; (iii) the Contracts to the extent listed on Exhibit D (iv) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets at or after the Closing Date, (v) employee-related claims of any of

Seller’s employees hired by Buyer attributable to the period of time at or after the Closing Date, (vi) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, (vii) the Property Expenses attributable to the period of time at or after the Effective Time; (viii) the obligation to plug and abandon all Wells and reclaim all well sites located on the Lands regardless of when the obligations arose; (ix) the make-up and balancing obligations for gas from the Wells regardless of when the imbalance occurred; and (x) any Permitted Encumbrances (collectively, the “Assumed Liabilities”).

14.2          Seller’s Retention of Liabilities and Obligations.

Upon Closing and subject to Sections 14.3 and 14.5, Seller retains all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets prior to the Effective Time, except for the Assumed Environmental Liabilities, but including without limitation (i) the payment of royalties, overriding royalties and Taxes attributable to the period of time prior to the Effective Time; (ii) the Retained Environmental Liabilities; (iii) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets prior to the Closing Date; (iv) employee-related claims of Seller attributable to the period of time prior to the Closing Date; (v) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement; (vi) the Property Expenses attributable to the period of time prior to the Effective Time; and (vii) Losses owed as a result of any Proceedings pending as of Closing not scheduled on Schedule 6.5 (collectively, the “Retained Liabilities”) subject to the survival of Seller’s representations provided in Section 14.5 below.

14.3          Suspended Funds.

At Closing Buyer will assume responsibility for all funds, if any, held by Seller in suspense owing to third parties on account of production from the Assets, together with identification of those funds on a Well-by-Well and owner-by-owner basis, and shall indemnify and hold Seller harmless for claims related to or arising out of Buyer’s payment, mispayment or failure to make payment of such funds.  Seller shall indemnify and hold harmless Buyer for claims related to wrongfully withheld suspended funds attributable to the period of time prior to the Effective Time.

14.4          Proceeds and Invoices for Property Expenses Received After the Final Settlement Date.

After the Final Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Expenses paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Final Settlement Statement shall be settled, as promptly as commercially practicable, as follows:

A.          Proceeds.  Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted or forwarded to Seller.  Proceeds received by Seller with respect to sales of Hydrocarbons produced at or after the Effective Time shall be forwarded to Buyer.

B.           Property Expenses.  Invoices for Property Expenses received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller.  Invoices for Property Expenses received by Seller that relate to operations on the Assets at or after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

14.5          Indemnification.

After the Closing, the Parties shall indemnify each other as follows:

A.          Seller’s Indemnification of Buyer.  Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer elsewhere in this Agreement, and (iii) any breach by Seller of its representations, warranties or covenants under this Agreement.  Subject to the termination of this Agreement pursuant to Article 11, except with respect to breaches of representations or warranties provided in Section 6.15 or covenants provided in Article 9, in no event shall any amounts be recovered from Seller for (i) any individual Loss less than or equal to $25,000.00 in value (the “Seller Individual Deductible”) and (ii) any Losses in excess of the Seller Individual Deductible until the aggregate value of all such Losses exceeds Five Hundred Thousand Dollars ($500,000.00) (the “Seller Threshold”) in which event Buyer may recover all Losses incurred; provided that Seller’s maximum liability under this Agreement for all Losses shall under no circumstances exceed fifteen  percent (15%) of the Purchase Price.

B.          Buyer’s Indemnification of Seller.  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its members, officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, and (iii) any breach by Buyer of its representations, warranties or covenants under this Agreement.

C.          Release.  Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

D.          Survival.  All representations and warranties of Seller and Buyer contained herein shall survive the Closing and shall terminate on the date that is one year following the Closing Date; provided, however, that the representations and warranties contained in Section 6.2, Section 6.3, Section 6.15, Section 7.2 and Section 7.3 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations period, plus thirty (30) days.   Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement.  The covenants and other agreements of Seller and Buyer set forth in this Agreement shall survive the Closing Date until fully performed.

14.6          Procedure.

The indemnification contained in this Agreement shall be implemented as follows:

A.          Coverage.  Such indemnity shall extend to all Losses suffered or incurred by the Indemnified Party.

B.           Claim Notice.  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall list the amount claimed by an Indemnified Party, the basis for such claim, with supporting documentation, and list each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

C.           Information.  If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party as soon as is practicable.  The Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance that the Indemnifying Party shall deem necessary to the proper defense of such Claim.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any Claim to which such other Party’s indemnification applies until the Indemnifying Party assumes such defense.  If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.  Notwithstanding anything herein to the contrary, the Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party.

14.7          Dispute Resolution.

Subject to the provisions of subsection 4.3 above, the Parties agree to resolve all disputes concerning this Agreement pursuant to the provisions of this Section, such disputes to include without limitation (i) the existence of an Environmental Defect, (ii) the Environmental Defect Value, (iii) the adequacy of any remediation actions taken with respect to an Environmental

Defect, or (iv) disputes concerning tax allocations hereunder, or (v) disputes concerning a Claim or amount to be paid by an Indemnifying Party (each a “Dispute” and collectively “Disputes”).  The Parties agree to submit all Disputes to binding arbitration in Houston, Texas, such arbitration to be conducted as follows:  The arbitration proceeding shall be conducted by the American Arbitration Association in accordance with its commercial rules, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure.  The arbitration shall be governed by Texas law and shall be held in Houston, Texas.  The arbitration shall be before a three-person panel of neutral arbitrators, each with at least 15 years experience in the oil and gas industry, consisting of one person picked by each side, and the two arbitrators so selected picking the third (with the panel so picked being the “Arbitrators”).  Any disputes over the scope of discovery shall be determined by the Arbitrators.  The Arbitrators shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and the Arbitrators shall render a written decision within 30 days of the hearing.  At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the Arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate.  Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the decision by the Arbitrators.  The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.  Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrators shall be borne 50% by the Seller and 50% by the Buyer.

14.8          Reservation as to Non-Parties.

Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

14.9          Limitation on Damages.

A.           COVERAGE.  NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND (IF CLOSING OCCURS) IN THE CONVEYANCE, AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUT SUBJECT TO ALL TITLE AND ENVIRONMENTAL PROVISIONS IN THIS AGREEMENT, BUYER TAKES THE ASSETS AS IS AND WHERE IS AND WITH ALL FAULTS.  WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS) OR (B) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (II) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND, SUBJECT TO ALL TITLE AND ENVIRONMENTAL PROVISIONS IN THIS AGREEMENT, ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

B.           TEXAS DECEPTIVE TRADE PRACTICES ACT WAIVER.  BUYER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS ACQUIRING THE ASSETS FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE ASSETS WILL EXCEED $500,000, AND (IV) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE  UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

WAIVER OF CONSUMER RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

FURTHERMORE, WITH RESPECT TO ASSETS WHICH ARE LOCATED IN A STATE OR SUBJECT TO A JURISDICTION OTHER THAN TEXAS, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE OR OTHER JURISDICTION WHERE SUCH ASSETS ARE LOCATED OR TO WHICH SUCH ASSETS ARE SUBJECT.

C.           DAMAGES.  NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 11.2, THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY

THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.  This Section shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 14.5.

D.          PLUGGING AND ABANDONMENT OBLIGATIONS.  NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS EXPRESSLY AGREED FOR ALL PURPOSES OF THIS AGREEMENT THAT (I) THE PLUGGING AND ABANDONMENT OBLIGATIONS CONSTITUTE ASSUMED LIABILITIES, (II) THE PLUGGING AND ABANDONMENT OBLIGATIONS SHALL NOT CONSTITUTE ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL MATTERS, (III) EXCEPT FOR THE REPRESENTATION SET FORTH IN SECTION 6.18, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PLUGGING AND ABANDONMENT OBLIGATIONS, AND (IV) SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT TO PLUGGING AND ABANDONMENT OBLIGATIONS EXCEPT TO THE EXTENT SUCH OBLIGATIONS RELATE TO THE EXCLUDED ASSETS.

E.           ENVIRONMENTAL RELEASE.  From and after Closing, Buyer and its affiliates shall have no rights to recovery or indemnification for environmental liabilities relating to the Assets under this Agreement or at law other than the rights and remedies specifically provided in Article 5 herein, and all rights or remedies which Buyer and its affiliates may have at or under any law with respect to any environmental liabilities are expressly waived other than the rights and remedies specifically provided in Article 5 herein.  FROM AND AFTER THE CLOSING AND EXCEPT FOR THE RIGHTS AND REMEDIES SPECIFICALLY PROVIDED IN ARTICLE 5 HEREIN, BUYER AND ITS AFFILIATES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE SELLER AND ITS AFFILIATES FROM ANY AND ALL CLAIMS OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR

OTHER ENVIRONMENTAL MATTERS RELATING TO THE ASSETS.  FROM AND AFTER CLOSING, BUYER AND ITS AFFILIATES WARRANT, AGREE AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST ANY SELLER OR ITS AFFILIATES UPON ANY CLAIM FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS RELATING TO THE ASSETS, EXCEPT FOR THE PURPOSE OF ENFORCING ARTICLE 5 HEREIN.

ARTICLE 15
MISCELLANEOUS

15.1          Expenses.

All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.2          Notices.

All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (i) personal delivery, (ii) telecopy or facsimile transmission, (iii) mail or (iv) overnight courier.  All notices shall be addressed as follows:

If to Seller:

SND Operating, LLC,
SND Energy Company, Inc.
Topcat Energy, LLC
8150 North Central Expressway, Suite 1201
Dallas, Texas 75206-1805
Attention: C.R. Anderson, Senior Vice President – Finance & Legal
Telephone: (214) 691-3072
Fax: (214) 987-2255
E Mail: banderson@sndenergy.com

With a copy to:

Steven C. Haworth
Law Offices of Steven C. Haworth
6119 Greenville Avenue, No. 409
Dallas, Texas 75206
Telephone: (214) 691-0909

Fax: (214) 691-0332
E Mail: cas1cade@aol.com

If to Buyer:

Charlene Ripley
Senior Vice President, General Counsel and Corporate Secretary
Linn Energy Holdings, LLC
600 Travis, Suite 5100
Houston, Texas 77002
Telephone: 281-840-4000
Fax: 281-840-4001
E Mail: cripley@linnenergy.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.3          Amendments/Waiver.

Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.4          Assignment.

Prior to Closing, Buyer may not assign rights under this Agreement to persons or entities other than Affiliates of Buyer without the prior written consent of Seller.  If either Party assigns all or a portion of its rights and obligations under this Agreement, such Party shall remain responsible for all of its obligations under this Agreement, including without limitation, its indemnity obligations.  No such assignment or obligation shall increase the burden on the non-assigning Party or impose any duty on the non-assigning Party to communicate with or report to any transferee, and the non-assigning Party may continue to look to the assigning Party for all purposes under this Agreement.

15.5          Announcements.

Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Buyer or Seller shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.6          Counterparts/Fax Signatures.

The Parties may execute this Agreement in counterparts, each of which shall be deemed an original instrument, each of which together shall constitute one instrument.  Facsimile signatures are binding.

15.7          Governing Law.

This Agreement and this Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas and maintained in federal or state courts located in Harris County, Texas.

15.8          Entire Agreement.

This Agreement constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit and Schedule attached to this Agreement is incorporated into this Agreement.

15.9          Knowledge.

The “knowledge of a Party” shall mean for purposes of this Agreement, the actual knowledge of the Party at the time the assertion regarding knowledge is made.  “Actual knowledge” for purposes of this Agreement means information actually personally known by the Party.  If the Party is a corporation, or other entity other than a natural person, such actual knowledge shall be limited to (i) with respect to Seller, the knowledge of L. Ali Sheikh or C.R. Anderson and (ii) with respect to Buyer, the knowledge of Charlene Ripley.

15.10        Binding Effect.

This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.11        No Third-Party Beneficiaries.

This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns.  There are no third party beneficiaries to this Agreement.

15.12        Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

15.13        Interpretation.

It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the Transaction.

15.14        Change of Name.

As promptly as practicable, but in any case within ninety (90) days after the transition period described in the Transition Agreement., Buyer shall eliminate the names of any of the parties Seller, “SND” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its affiliates.

15.15        Schedules.

The disclosures in any Schedule to this Agreement shall be deemed automatically incorporated by reference into any other Schedule to this Agreement as if such disclosure had specifically been set forth in such Schedule.

15.16        References, Titles and Construction.

All references in this Agreement to Articles, Sections, Subsections and other subdivisions refer to corresponding Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise.

A.          Titles appearing at the beginning of any of such Subdivisions are for convenience only and shall not constitute part of such Subdivisions and shall be disregarded in construing the language contained in such Subdivisions.

B.          The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

C.          Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender.

D.          Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

E.           Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

F.           The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

G.           No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

H.          All references herein to “$” or “dollars” shall refer to U.S. Dollars.

Remainder Of This Page Intentionally Left Blank.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

SELLER

SND Operating, LLC

By:	/s/ C.R. Anderson
Name:	C.R. Anderson
Title:	Vice President

SND Energy Company, Inc.

By:	/s/ C.R. Anderson
Name:	C.R. Anderson
Title:	Vice President

Topcat Energy, LLC

By:	/s/ C.R. Anderson
Name:	C.R. Anderson
Title:	Vice President

BUYER

Linn Energy Holdings, LLC

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	President and Chief Executive Officer

APPENDIX A
DEFINED TERMS

“1031 Assets” shall have the meaning set forth in Section 1.5.

“Additional Interest” shall have the meaning set forth in Section 4.2.C.

“Affected Asset” shall have the meaning set forth in Section 4.2.B.3.

“Affiliate of Buyer” means a person or entity owned or controlled by Buyer, or which owns or controls Buyer, or is under common control with Buyer.

“Agreement” shall have the meaning set forth in the preamble.

“Allocated Value” shall have the meaning set forth in Section 2.3.

“Arbitrators” shall have the meaning set forth in Section 14.7.

“Assets” shall have the meaning set forth in Section 1.2.

“Assumed Environmental Liabilities” shall have the meaning set forth in Section 5.2.B.

“Assumed Liabilities” shall have the meaning set forth in Section 14.1.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer’s Environmental Review” shall have the meaning set forth in Section 5.1.A.

“Casualty Loss” shall have the meaning set forth in Section 4.5.

“Claim” shall have the meaning set forth in Section 14.6.C.

“Claim Notice” shall have the meaning set forth in Section 14.6.B.

“Closing” shall have the meaning set forth in Section 12.1.

“Closing Amount” shall have the meaning set forth in Section 2.4.A.

“Closing Date” shall have the meaning set forth in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto, together with all regulations promulgated thereunder.

“Contracts” shall have the meaning set forth in Section 1.2.D.

“Credit Agreements” means, collectively (a) $25,000,000 Amended and Restated Credit Agreement dated October 5, 2009 between Topcat Energy, LLC, as Borrower, and Texas Capital Bank, N.A., as Lender, (b) Second Lien Credit Agreement dated as of January 8, 2008 among SND Operating, LLC and SND Energy Company, Inc., as Borrowers, and Wells Fargo Energy

Appendix A-1

Capital, Inc., as Administrative Agent and the Other Lenders Party thereto, (c) Credit Agreement dated as of January 8, 2008 among SND Operating, LLC and SND Energy Company, Inc., as Borrowers, and Wells Fargo Bank, N.A., as Administrative Agent and L/C Issuer, and the Other Lenders Party thereto.

“Deeds of Trust” means, collectively the security instruments evidencing the liens and security interests granted to the secured parties under the Credit Agreements, including (a) Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of January 8, 2008 entered into by SND Energy Company, Inc., to Reed V. Thompson, as Trustee, and Wells Fargo Bank, N.A., as Administrative Agent for the benefit of the Secured Parties recorded as Instrument Nos. 200800811 and 200800812 in the Official Public Records of Gregg County, Texas and in Volume 2815 at Page 450 and in Volume 2815 at Page 408 of the Official Public Records of Rusk County, Texas, (b)  Second Lien Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of January 8, 2008 entered into by SND Energy Company, Inc. to Zachary Johnson, as Trustee, and Wells Fargo Capital, Inc., as Administrative Agent for the benefit of the Secured Parties, recorded as Instrument Nos. 200800813 & 200800814 in the Official Public Records of Gregg County, Texas and in Volume 2815 at Page 526 and in Volume 2815 at Page 479 of the Official Public Records of Rusk County, Texas and (c) Mortgage, Deed of Trust, Security Agreement, Fixture Filing and Financing Statement dated as of October 5, 2009 from Topcat Energy, LLC to Grant W. Leigh, Trustee, and Texas Capital Bank, N.A., Mortgagee, recorded as Instrument No. 200921090 in the Official Public Records of Gregg County, Texas and in Volume 2964 at Page 579 of the Official Public Records of Rusk County, Texas,

“Defect Threshold” means Seven Hundred Thousand Dollars ($700,000.00).

“Defensible Title” shall have the meaning set forth in Section 4.1.A.

“Deposit” shall have the meaning set forth in Section 2.2.

“Dispute” shall have the meaning set forth in Section 14.7.

“Effective Time” shall have the meaning set forth in Section 1.4.

“Environmental Consultant” means Environmental Compliance Associates.

“Environmental Defect” means a condition in, on or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water or sediments) existing at the Effective Time that causes an Asset to be in violation of an Environmental Law, an obligation under Environmental Law to complete immediately or promptly after the Closing any corrective action at an Asset, or any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Closing Date, or the use, release, storage, treatment, transportation, or disposal of Hazardous Materials prior to the Closing Date, and which has an Environmental Defect Value in excess of $25,000 and for which Seller has timely received a valid Environmental Defect Notice for the Environmental Defect.  It is understood and agreed that matters of an essentially similar nature such as, but not limited to, oil spills,

Appendix A-2

chemical barrels or equipment containing NORM found at a single site shall be deemed a single incident or condition, provided, however, each instance of SPCC and air non-compliance may be aggregated.  The Parties agree that each Environmental Defect will be addressed as a single incident or condition, and that Environmental Defects will not be aggregated on a per condition basis or otherwise (i.e., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site by site basis).  The existence or presence of asbestos or NORM in or with respect to any equipment, tubulars, material, facility or other property which is currently in use and which is not currently required to be remediated under any Environmental Law shall not be considered an Environmental Defect notwithstanding that remediation may be required when such property is taken out of service.

“Environmental Defect Notice” means a written notice given by Buyer to Seller alleging an Environmental Defect.  To be effective, each Environmental Defect Notice must be in writing, received by Seller on or before the expiration of the Environmental Examination Period and satisfy the following conditions precedent: (i) name the affected Asset, (ii) describe the condition that causes the Environmental Defect, (iii) provide reasonable factual substantiation for the Environmental Defect, and (iv) state the Environmental Defect Value.  For the purpose of the preceding sentence, “factual substantiation for the Environmental Defect” shall mean reports prepared by, or the basis of tests performed by the Environmental Consultant.

“Environmental Defect Value” means the costs to remediate that particular Environmental Defect as substantiated by the Environmental Consultant in writing, which includes the Remediation proposed and all assumptions used to calculate such costs.

“Environmental Examination Period” means the period of time commencing on the date this Agreement is executed and ending at 5:00 p.m. Dallas, Texas time on September 21, 2010.

“Environmental Law” means any law, statute, rule, regulation, code, ordinance or order issued by any federal, state, or local governmental entity regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the release or disposal of waste or hazardous materials.

“Escrow Agent” means Comerica Bank...

“ETSDC” means East Texas Saltwater Disposal Company

“ETSDC Shares” means shares of common stock evidencing ownership of twenty percent (20%) of the issued and outstanding common stock of ETSDC

“ETSDC Tax Amount” shall be an amount equal to [TBD: insert an agreed estimate of the aggregate tax expense of the ETSDC from January 1, 2006 to the Effective Time.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“Final Settlement Date” shall have the meaning set forth in Section 13.1.A.

“Final Settlement Statement” shall have the meaning set forth in Section 13.1.A.

Appendix A-3

“Final Purchase Price” shall have the meaning set forth in Section 13.1.A.

“Fundamental Representations” shall have the meaning set forth in Section 14.5.D.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, carbon dioxide, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Indemnified Party” shall have the meaning set forth in Section 14.6.B.

“Indemnifying Party” shall have the meaning set forth in Section 14.6.B.

“Information” shall have the meaning set forth in Section 8.3.A.

“Instruments” shall have the meaning set forth in Section 8.2.A.

“Lands” shall have the meaning set forth in Section 1.2.A.

“Leases” shall have the meaning set forth in Section 1.2.A.

“Like-Kind Exchange” shall have the meaning set forth in Section 1.5.

“Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against.

“NORM” means naturally occurring radioactive materials.

“NRI” shall have the meaning set forth in Section 4.1.A.

“Party” shall mean either Seller or Buyer.

“Permitted Encumbrances” shall have the meaning set forth in Section 4.1.B.

“Preferential Rights” shall have the meaning set forth in Section 4.1.B.8.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 2.4.A.

“Property Expenses” shall have the meaning set forth in Section 2.4.B.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“QI” shall have the meaning set forth in Section 1.5.

Appendix A-4

“Records” shall have the meaning set forth in Section 1.2.F.

“Rejection Notice” shall have the meaning set forth in Section 5.3.

“Remediation” means actions taken to correct an Environmental Defect or otherwise required to remediate in compliance with applicable Environmental Law, as recommended in writing by the Environmental Consultant.

“Required Consents” shall have the meaning set forth in Section 6.20.

“Retained Environmental Liabilities” shall have the meaning set forth in Section 5.2.A.

“Retained Liabilities” shall have the meaning set forth in Section 14.2.

“Seller” shall have the meaning set forth in the preamble.

“Seller Threshold” shall have the meaning set forth in Section 14.5.A.

“Seller Individual Deductible” shall have the meaning set forth in Section 14.5.A.

“Seller Operated Assets” means Assets operated by Seller.

“Supporting Documentation” for a particular Title Defect means if the basis is derived from any document, a copy of such document (or pertinent part thereof) or if the basis is derived from any gap in Seller’s chain of title, the documents preceding and following the gap, or in any case other reasonable written documentation necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect.

“Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance, withholding or deposit obligation and all other taxes and similar obligations (including any interest, penalties or additions to tax)  assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.

"Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Arbitrator” shall have the meaning set forth in Section 4.3.

“Title Defect” shall have the meaning set forth in Section 4.1.C.

“Title Defect Date” shall have the meaning set forth in Section 4.2.A.

“Title Defects Notice” shall have the meaning set forth in Section 4.2.A.

“Title Defect Value” shall have the meaning set forth in Section 4.1.D.

“Transaction” shall mean the transaction contemplated by the Agreement.

Appendix A-5

“Wells” shall have the meaning set forth in Section 1.2.C.

“WI” shall have the meaning set forth in Section 4.1.A.

Appendix A-6